                                                                   EXHIBIT 10.24

                              AMENDED AND RESTATED
                               OPERATING AGREEMENT

                                       OF

                                 GGP-TRS L.L.C.

                             Dated: August 26, 2002

                                TABLE OF CONTENTS

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                                                                            PAGE
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ARTICLE I DEFINED TERMS..................................................     1
   1.1     Definitions...................................................     1

ARTICLE II CONTINUATION OF COMPANY.......................................    16
   2.1     Continuation of Company.......................................    16
   2.2     Name..........................................................    16
   2.3     Principal Place of Business...................................    16
   2.4     Purpose and Business of the Company...........................    16
   2.5     Term..........................................................    17
   2.6     Nature of the Company.........................................    17
   2.7     Members' Names and Addresses..................................    17
   2.8     Registered Office and Registered Agent........................    17
   2.9     Organization Certificates.....................................    17
   2.10    Restrictions on Other Agreements..............................    17

ARTICLE III COMPANY CAPITAL; ETC.........................................    18
   3.1     Initial Contributions of Members; Etc.........................    18
   3.2     No Additional Capital Contributions...........................    18
   3.3     No Withdrawal or Dissociation, Etc............................    18
   3.4     Priority......................................................    18

ARTICLE IV ALLOCATION OF COMPANY ITEMS...................................    18
   4.1     Maintenance of Capital Accounts...............................    18
   4.2     Net Income and Net Loss.......................................    19
   4.3     Special Allocations...........................................    19
   4.4     Curative Allocations..........................................    22
   4.5     Loss Limitation...............................................    22
   4.6     Tax Allocations...............................................    23
   4.7     Allocations Subsequent to Assignment..........................    23
   4.8     Company Distributions.........................................    24

ARTICLE V ACCOUNTING MATTERS; ETC........................................    24
   5.1     Fiscal Year; Designation of Auditors..........................    24
   5.2     Books and Records.............................................    25

                                TABLE OF CONTENTS
                                   (continued)

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                                                                            ----
   5.3     Reports and Statements........................................    25
   5.4     Tax Matters Member............................................    26
   5.5     Tax Elections and Returns.....................................    26
   5.6     Interim Accounting............................................    26

ARTICLE VI GOVERNANCE; BOARD OF DIRECTORS................................    26
   6.1     Managing Member...............................................    26
   6.2     Matters Relating to the Board.................................    27
   6.3     Annual Business Plans.........................................    32
   6.4     Conduct of Business...........................................    33
   6.5     Right of Public to Rely on Authority of the Members...........    33
   6.6     Waiver and Indemnification....................................    33

ARTICLE VII PROPERTY MANAGEMENT AND OTHER SERVICES AND COMPENSATION......    35
   7.1     Property Management and Other Services and Compensation
           Therefor......................................................    35
   7.2     Company Operating Costs.......................................    35

ARTICLE VIII TRANSFERS OF COMPANY UNITS..................................    35
   8.1     Transfers.....................................................    35
   8.2     Transfers to Permitted Transferees............................    35
   8.3     Right of First Refusal........................................    36
   8.4     Unpermitted Transfers.........................................    37
   8.5     Other Transfer Restrictions...................................    38

ARTICLE IX BUY-SELL RIGHT................................................    39
   9.1     Buy-Sell Notice...............................................    39
   9.2     Right of Offeree Member to Purchase Offering Member's Units...    40

ARTICLE X MATTERS RELATING TO RETAINED DEBT..............................    42
   10.1    Nature of Retained Debt; Designation of Retained Debt; Etc....    42
   10.2    Payment of Retained Debt......................................    43
   10.3    Failure to Make Payments in Respect of Retained Debt..........    43
   10.4    Indemnification...............................................    44
   10.5    Security Interest.............................................    44
   10.6    Other Matters Relating to Retained Debt.......................    45

ARTICLE XI DISSOLUTION AND TERMINATION...................................    46

                                TABLE OF CONTENTS
                                   (continued)

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   11.1    Dissolution...................................................    46
   11.2    Accounting....................................................    46
   11.3    Winding-Up....................................................    46
   11.4    Liquidating Distribution......................................    47
   11.5    Distributions in Accordance with Capital Accounts.............    47
   11.6    Negative Capital Accounts.....................................    47
   11.7    Distributions in Kind.........................................    47
   11.8    No Redemption.................................................    48
   11.9    Return of Capital.............................................    48

ARTICLE XII ADDITIONAL CAPITAL CONTRIBUTIONS; OTHER ACTIVITIES...........    48
   12.1    Additional Capital Contributions..............................    48
   12.2    Failure to Make Additional Capital Contributions..............    48
   12.3    Other Activities..............................................    49

ARTICLE XIII MISCELLANEOUS...............................................    49
   13.1    Successors and Assigns........................................    49
   13.2    Amendment; Waiver.............................................    49
   13.3    Notices.......................................................    50
   13.4    Further Assurances............................................    50
   13.5    Confidentiality...............................................    50
   13.6    APPLICABLE LAW................................................    51
   13.7    Headings......................................................    51
   13.8    Entire Agreement..............................................    51
   13.9    Severability..................................................    51
   13.10   Counterparts..................................................    51
   13.11   Arbitration...................................................    51
   13.12   Consent to Jurisdiction.......................................    52
   13.13   Waiver of Partition...........................................    53
   13.14   Company Name..................................................    53
   13.15   Ownership of Company Property.................................    53
   13.16   Time of the Essence...........................................    53
   13.17   Status Reports................................................    53

                                TABLE OF CONTENTS
                                   (continued)

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
   13.18   Disposition of Documents......................................    54
   13.19   Calculation of Days...........................................    54
   13.20   Attorneys.....................................................    54

                              AMENDED AND RESTATED

                               OPERATING AGREEMENT

                                       OF

                                 GGP-TRS L.L.C.

     Amended and Restated Operating Agreement, dated August 26, 2002, between GGP Limited Partnership, a Delaware limited partnership ("GGPLP"), Teachers' Retirement System of the State of Illinois ("TRS" and, together with GGPLP, the "Members"), and GGP-TRS L.L.C., a Delaware limited liability company (the "Company").

                                   WITNESSETH:

     A. The Company exists pursuant to that certain Operating Agreement dated as of July 25, 2002 (the "Existing Operating Agreement"), made by GGPLP, and the Delaware Limited Liability Company Act, as amended (the "Act").

     B. GGPLP is the sole member of the Company.

     C. GGPLP, TRS and the Company have entered into that certain Formation Agreement dated August 26, 2002 (the "Formation Agreement"), pursuant to which they set forth, among other things, the terms and conditions upon which TRS would be admitted as a member of the Company and the Members would make certain capital contributions to the Company on the date hereof.

     D. Pursuant to the Formation Agreement and in order to effect such admission, reflect such capital contributions and set forth their other understandings regarding the Company, the parties agreed to amend and restate the Existing Operating Agreement as provided herein.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby amend and restate the Existing Operating Agreement to read in its entirety as follows:

                                   ARTICLE I

                                  DEFINED TERMS

     1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the respective meanings indicated below:

     "Act" shall have the meaning set forth in the recitals.

     "Acquisition Costs" shall have the meaning set forth in Section 6.2(e).

     "Acquisition Financing" shall have the meaning set forth in the Formation Agreement.

     "Acquisition Transactions" shall mean the Acquisition Financing (and the exercise of the extension options in connection therewith) and the transactions contemplated by the Purchase Agreements and the Contribution Agreement.

     "Adjusted Capital Account Deficit" shall mean, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of any relevant Allocation Year, after giving effect to the following adjustments:

          (a) credit to such Capital Account any amounts which such Member is obligated or treated as obligated to restore with respect to any deficit balance in such Capital Account pursuant to Regulations Section 1.704-1(b)(2)(ii)(c), or is deemed to be obligated to restore with respect to any deficit balance pursuant to the penultimate sentences of Regulations
     Section 1.704-2(g)(1) and 1.704-2(i)(5); and

          (b) debit to such Capital Account the items described in Regulations
     Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the requirements of the alternate test for economic effect contained in Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

     "Affected Gain" shall have the meaning set forth in Section 4.6(b).

     "Affiliate" shall mean, with respect to any Person, an affiliate of such Person as determined under the Securities Laws; provided, however, that the Affiliate of a Member shall not include the other Member, the Company or any Subsidiary.

     "Agreement" shall mean this Amended and Restated Operating Agreement, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

     "Allocation Year" shall mean (a) the period commencing on the date hereof and ending on December 31, 2002, (b) any subsequent twelve (12) month period commencing on January 1 and ending on December 31 or (c) any portion of the period described in clause (a) or (b) for which the Company is required to allocate Net Income, Net Loss and other items of Company income, gain, loss or deduction pursuant to Article IV hereof.

     "AMG" shall have the meaning set forth in Section 5.1.

     "Annual Audit" shall have the meaning set forth in Section 5.3(b).

     "Annual Business Plan" shall have the meaning set forth in Section 6.3.

     "Antitrust Division" shall have the meaning set forth in Section 9.2(e).

     "Auditors" shall have the meaning set forth in Section 5.1.

     "Bankruptcy Event" shall mean, with respect to a Member or other Person, the occurrence of any of the following events: (a) the making by it of an assignment for the benefit of its creditors, (b) the filing by it of a voluntary petition in bankruptcy,
(c) an adjudication that it is bankrupt or insolvent unless such adjudication is stayed or dismissed within 60 days, or the entry against it of an order for relief or similar order in any bankruptcy or insolvency proceeding, (d) the filing by it of a petition or an answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, (e) the filing by it of an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, (f) its seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator for it or for all or any substantial part of its properties, or (g) 120 days after the commencement of any proceeding against it seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, if the proceeding has not been stayed or dismissed.

     "Benefit Plan Investor" shall have the meaning set forth in the Plan Asset Regulations.

     "Board" or "Board of Directors" shall mean the Board of Directors of the Company in office at the applicable time, as designated in accordance with the provisions hereof.

     "Business" shall mean the acquisition, ownership, leasing, operation, management, redevelopment, expansion, financing and sale of, and otherwise dealing with, the Properties.

     "Buy-Sell Notice" shall have the meaning set forth in Section 9.1.

     "Buy-Sell Response Notice" shall have the meaning set forth in Section 9.2(b).

     "Buy-Sell Right" shall have the meaning set forth in Section 9.1.

     "Capital Account(s)" shall mean, with respect to any Member, the separate "book" account which the Company shall establish and maintain for such Member in accordance with Section 704(b) of the Code and Section 1.704-1(b)(2)(iv) of the Regulations and such other provisions of Section 1.704-1(b) of the Regulations that must be complied with in order for the Capital Accounts to be determined in accordance with the provisions of said Regulations. In furtherance of the foregoing, the Capital Accounts shall be maintained in compliance with Section 1.704-1(b)(2)(iv) of the Regulations, and the provisions hereof shall be interpreted and applied in a manner consistent therewith.

     "Capital Contribution" shall mean, with respect to any Member, the amount of money and the initial Gross Asset Value of any property other than money contributed to the Company (net of liabilities that are assumed by the Company or to which such property is subject). The initial Gross Asset Value of the Property being contributed to the Company pursuant to the Contribution Agreement is equal to the "Contribution Amount" set forth and defined in the Contribution Agreement.

     "Cause" shall mean (a) the failure of the Managing Member to submit an Annual Business Plan to the Board as provided in Section 6.3 and Schedule 7.1-1,
(b) the failure of the Managing Member to obtain prior Board approval (as part of an approved Annual Business Plan or otherwise) for any of the matters enumerated in Section 6.2(e) to the extent required by this Agreement, (c) the engaging by the Managing Member in gross negligence which is demonstrably and materially injurious to the Company or willful misconduct, including fraud, embezzlement or theft, and (d) the repeated failure by the Managing Member to perform (or cause its Affiliates to perform) the obligations to be performed by it or them hereunder in respect of the management of the Company or the services described in Article VII if such failure has a demonstrably and materially injurious effect on the Company; provided, however, that Cause shall not exist or be deemed to exist except as provided in the immediately succeeding paragraph. Notwithstanding anything to the contrary contained herein, neither a determination of Cause nor the occurrence of any other event shall (x) give rise to a right on the part of TRS or the Company (or any successor or assign of either) to remove GGPLP (or any successor or assign) as the Managing Member or terminate the right of GGPLP (or any successor or assign) to exercise the powers and rights of the Managing Member or provide services and receive fees in accordance with Section 7.1 (except as provided in the third sentence of Section 7.1) or (y) otherwise result in any such removal or termination. Nothing contained in this paragraph (except for the provisions of the immediately preceding sentence) or the immediately succeeding paragraph shall constitute a waiver of any right or remedy that TRS may have on account of the conduct of GGPLP (or any successor or assign) described in this paragraph, and TRS may, subject to the provisions of the immediately preceding sentence and the other provisions of this Agreement, pursue any rights and remedies that may be available to it at law or equity on account thereof.

     If TRS believes that an event giving rise to Cause has occurred, TRS shall deliver a written notice (the "Cause Notice") to the Managing Member setting forth with particularity the event giving rise to Cause and the applicable clause of the first paragraph of this definition. Except where the event giving rise to Cause constitutes willful misconduct, the Managing Member shall have fifteen (15) days from the date of the delivery of such notice to cure the action or failure to act (or if such action or failure to act, or consequence of such action or failure to act, is curable but is of such a nature that it cannot be cured within such fifteen (15) day period, the Managing Member shall promptly commence such cure and proceed diligently and in good faith to complete the curing thereof as promptly as practicable). The Managing Member shall promptly, and, in any event, by the end of such fifteen (15) day period, notify (the "Cure Notice") TRS that either (a) the event giving rise to Cause has been cured and specifying the actions taken in respect thereof or (b) the event giving rise to Cause is curable but cannot be cured within fifteen (15) days and specifying the actions that have been taken and will be taken in respect thereof. Unless TRS reasonably objects in writing to the Cure Notice within ten (10) days of delivery thereof, the Managing Member has not promptly commenced such cure and diligently prosecuted the same to completion or the event giving rise to Cause is not cured within a reasonable time, the event giving rise to Cause shall be deemed to be cured. If the Managing Member wishes to contest the existence of Cause, the Managing Member shall within ten (10) days of receipt of the Cause Notice, or, if TRS has reasonably objected to the Cure Notice, TRS shall within ten (10) days of receipt of the Cure Notice (or, if the Managing Member has not promptly commenced such cure and diligently prosecuted the same to completion or the event giving rise to Cause has not been cured within a reasonable period, TRS may), submit the existence of Cause to arbitration pursuant to the provisions of Section 13.11. If the Managing Member neither submits the question of Cause to arbitration nor delivers a Cure Notice within the fifteen (15) day period following the date of the delivery of the Cause Notice, then Cause shall be deemed to exist on the day immediately following such fifteen (15) day period (but Cause otherwise shall not exist unless and until the arbitrators have reached a final decision that Cause exists). During any arbitration proceeding, the Managing Member shall use all diligent and good faith efforts to act or cease from acting in the manner that is the subject of the dispute. Arbitration costs shall be charged to the losing party.

     "Certificate of Formation" shall mean the Company's Certificate of Formation, as the same may be amended and/or restated from time to time.

     "Clackamas Associates" shall mean Clackamas Associates Limited Partnership, a Delaware limited partnership.

     "Clackamas Property" shall mean that certain regional shopping center located in Portland, Oregon and commonly known as Clackamas Town Center.

     "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, or any corresponding provisions of succeeding law.

     "Company" shall have the meaning set forth in the introductory paragraph hereof.

     "Company Assets" shall mean all right, title and interest of the Company and the Subsidiaries in and to all or any portion of the assets and property, whether tangible or intangible and whether real, personal or mixed, of the Company and the Subsidiaries, including any direct or indirect interests therein, and any property (real or personal) or estate or direct or indirect interests therein acquired in exchange therefor or in connection therewith.

     "Company Minimum Gain" shall have the meaning set forth in Sections 1.704-2(b)(2) and (d)(1) of the Regulations.

     "Contribution Agreement" shall mean that certain Contribution Agreement dated August 26, 2002, between the Company and TRS, as the same may be amended and/or supplemented from time to time.

     "Contribution Default Amount" shall have the meaning set forth in Section 12.2.

     "Contribution Defaulting Member" shall have the meaning set forth in
Section 12.2.

     "Contribution Default Loan" shall have the meaning set forth in Section
12.2.

     "Contribution Default Notice" shall have the meaning set forth in Section 12.2.

     "Contribution Non-Defaulting Member" shall have the meaning set forth in
Section 12.2.

     "Costs" shall have the meaning set forth in Section 10.4.

     "Defaulting Member" shall mean a Contribution Defaulting Member or Retained Debt Defaulting Member.

     "Default Loan" shall mean a Contribution Default Loan or Retained Debt Default Loan.

     "Deposit Amount" shall mean the earnest money held by the escrow agent pursuant to the Purchase Agreements and all interest earned thereon.

     "Depreciation" means, for each Allocation Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Allocation Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Managing Member.

     "Determination" shall mean a determination by the Service.

     "Entity" shall mean a corporation, partnership, limited liability company, trust, business trust, unincorporated association, government or any agency or political subdivision thereof or any other entity.

     "ERISA" shall have the meaning set forth in Section 6.4(b).

     "Existing Operating Agreement" shall have the meaning set forth in the recitals..

     "Expenditures" shall mean, with respect to any fiscal period, the sum of
(a) all cash expenditures of the Company and the Subsidiaries for such period, including cash expenditures incurred in connection with the Company's and the Subsidiaries' capital expenditure activities, (b) the amount of all payments of principal and interest on account of any Indebtedness and (c) such additional cash reserves as of the last day of such period as the Managing Member reasonably deems necessary for any capital, operating or other expenditures that have been authorized by the Board or that otherwise would be permitted hereunder without Board approval. Notwithstanding the foregoing, "Expenditures" shall not include any expenditures paid from previously reserved amounts or any payments of principal, interest or other amounts in respect of the Retained Debt, but shall include the amount of the distributions pursuant to Section 3.1(b).

     "Extended Term Financing" shall mean the financing described on Schedule 6.2(e)(iv).

     "Fair Market Value" shall mean, with respect to a particular asset or interest, the price at which informed and willing parties dealing at arm's length and under no compulsion to sell or purchase would agree to purchase or sell such asset or interest, taking into account, among other things, the anticipated cash flow, taxable income or taxable loss attributable to the asset or interest in question. In the case of any Units, the Fair Market Value of such Units shall be determined without any discount or premium and shall be equal to the proportionate share of the excess of the Fair Market Value of the Company assets over Company liabilities that is represented by such Units. In the case of any asset other than a marketable security and unless the method of determining Fair Market Value is otherwise provided herein, the Fair Market Value shall be determined by agreement of the Members. In the case of any marketable security at any date and unless the method of determining Fair Market Value is otherwise provided herein, the Fair Market Value of such security shall equal the closing sale price of such security on the business day (on which any national securities exchange is open for the normal transaction of business) next preceding such date, as appearing in any published list of any national securities exchange or in the National Market List of the National Association of Securities Dealers, Inc., or, if there is no such closing sale price of such security, the final price of such security at face value quoted on such business day by a financial institution of recognized standing which regularly deals in securities of such type.

     "Final Liquidation Date" shall have the meaning set forth in Section
11.5(a).

     "Fiscal Year" shall have the meaning set forth in Section 5.1.

     "Formation Agreement" shall have the meaning set forth in the recitals.

     "FTC" shall have the meaning set forth in Section 9.2(e).

     "Funding Notice" shall have the meaning set forth in Section 12.1(a).

     "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

     "GGMI" shall mean General Growth Management, Inc., a Delaware corporation.

     "GGPLP" shall have the meaning set forth in the introductory paragraph hereof.

     "GGPLP L.L.C." shall mean GGPLP L.L.C., a Delaware limited liability company.

     "GGPLP Directors" shall have the meaning set forth in Section 6.2(b).

     "GGPLP Selected Auditors" shall have the meaning set forth in Section 5.1.

     "GG Properties" shall mean General Growth Properties, Inc., a Delaware corporation or any successor thereof.

     "Gross Leasable Area" shall have the meaning set forth in Schedule 7.1-2.

     "Gross Asset Value" means with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

          (i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset, provided that the initial Gross Asset Values of the assets contributed to the Company pursuant to the Contribution Agreement shall be equal to the "Contribution Amount" set forth and defined in the Contribution Agreement;

          (ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values (taking Code Section 7701(g) into account) as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; and (C) the liquidation of the Company within the meaning of Regulations Section 1.704-

     1(b)(2)(ii)(g), provided that an adjustment described in clauses (A) and
     (B) of this paragraph shall be made only if the Managing Member reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

          (iii) The Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross Fair Market Value (taking Code Section 7701(g) into account) of such asset on the date of distribution; and

          (iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (f) of the definition of "Net Income and Net Loss" or Section 4.3(g) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (ii) or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Net Income and Net Loss.

     "Guarantee" shall mean, with respect to any Person and without duplication, any direct or indirect obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person in any manner.

     "HSR" shall have the meaning set forth in Section 9.2(e).

     "Indemnitees" shall have the meaning set forth in Section 10.4.

     "Indebtedness" shall mean indebtedness for borrowed money (but Indebtedness shall not include trade credit incurred in the ordinary course of business, personal property lease obligations or Guarantees).

     "Initial Properties" shall mean the OTR Properties and the Clackamas Property.

     "Investment Company Act" shall mean the Investment Company Act of 1940, as the same may be amended from time to time.

     "Kenwood Property" shall mean that certain regional shopping center located in Cincinnati, Ohio and commonly known as Kenwood Towne Centre.

     "Kenwood Purchase Agreement" shall mean that certain Agreement of Purchase and Sale dated June 26, 2002, between GGPLP and OTR, as amended by that certain Amendment to Agreements of Purchase and Sale dated as of July 26, 2002 among GGPLP, OTR and OTRLP, and that certain Second Amendment to Agreements of Purchase and Sale dated July 31, 2002, among GGPLP, OTR and OTRLP, and as the same may be further amended and/or supplemented from time to time. Pursuant to that certain Purchase Agreement Assignment,

GGPLP has assigned all of its right, title and interest in and to the Kenwood Purchase Agreement to the Company and the Company has assumed all obligations of GGPLP under the Kenwood Purchase Agreement.

     "Liquidation Event" shall have the meaning set forth in Section 11.5(a).

     "Lien" shall mean any mortgage, deed of trust, security interest, lien, pledge, claim or other encumbrance.

     "Major Center Owner" shall mean a Person that, together with its Permitted Transferees, owns interests in at least 20 regional shopping centers, a substantial portion of which are under the management of such Person or Permitted Transferees of such Person.

     "Major Occupant" shall have the meaning set forth in Schedule 7.1-1.

     "Managing Member" shall mean GGPLP and any Person to whom its Units are Transferred in accordance with Section 8.2 or 8.3 or Article IX. The Managing Member may not be removed with or without cause (except as provided in the third sentence of Section 7.1).

     "Material Variance" shall mean, with respect to any line item in the Annual Business Plan for any period, a variance with respect thereto equal to the greater of 5% of the budgeted amount therefor and $20,000.

     "Member Nonrecourse Debt" has the same meaning as the term "partner nonrecourse debt" in Section 1.704-2(b)(4) of the Regulations.

     "Member Nonrecourse Deductions" shall have the same meaning as the term "partner nonrecourse deductions" in Section 1.704-2(i) of the Regulations.

     "Members" shall mean GGPLP and TRS and their duly admitted successors or assigns (in each case, for so long as such Person remains a Member of the Company) and any other Person who is a member of the Company at the time of reference thereto (and, prior to such time, has been admitted as a member of the Company in accordance with the terms hereof).

     "Minimum Gain Attributable to Member Nonrecourse Debt" shall have the same meaning as the term "partner nonrecourse debt minimum gain" as determined in accordance with Regulation Section 1.704-2(i)(2).

     "Net Cash Flow" shall mean, with respect to any fiscal period, the excess, if any, of Receipts for such period over Expenditures for such period.

     "Net Income" or "Net Loss" shall mean, for each Allocation Year, an amount equal to the Company's taxable income or loss for such Allocation Year, determined by the Company accountants in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a) of the Code shall be included in taxable income or loss), with the following adjustments:

          (a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Income or Net Loss shall be added to such taxable income or loss;

          (b) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures under
     Section 704(b) of the Code or Section 1.704-1(b)(2)(iv)(i) of the Regulations and not otherwise taken into account in computing Net Income or Net Loss shall be subtracted from such taxable income or loss;

          (c) gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of such property (as the same may be restated or otherwise adjusted pursuant to Regulation Section 1.704-1(b)(2)(iv)) rather than its adjusted tax basis;

          (d) except as provided in paragraph (g) of this definition of Net Income and Net Loss, in lieu of the depreciation, depletion, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there shall be taken into account Depreciation for such Allocation Year; and

          (e) in the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Net Income or Net Loss;

          (f) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

          (g) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 4.3, Section 4.4, or
     Section 4.5 hereof shall not be taken into account in computing Net Income or Net Loss.

     The amounts of the items of Company income, gain, loss or deduction available to be specially allocated pursuant to Sections 4.3, 4.4, and 4.5 hereof shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.

     "Non-Defaulting Member" shall mean a Contribution Non-Defaulting Member or a Retained Debt Non-Defaulting Member.

     "Nondiscretionary Items" shall mean items that reasonably must be paid by the Company or any Subsidiary to avoid a material adverse effect on the business, operations or value of the assets of the Company or such Subsidiary or any Property (but not capital expenditures made in connection with the renovation or expansion of any Property unless required by law or contractual obligation or made in connection with the repair or restoration of any Property following the occurrence of a casualty or condemnation). Without limiting the generality of the foregoing, the Members acknowledge and agree that Nondiscretionary Items include the minimum amount of funds needed to (a) pay and perform when due all of the obligations of the Company or any Subsidiary under any notes, mortgages and other documents to which the Company or such Subsidiary is or shall be a party or by which it or its assets are bound and which have been entered into in accordance with the terms hereof, (b) pay when due real estate and other taxes affecting the Company or Subsidiary assets, utility charges and insurance premiums for the Company and Subsidiary assets and the Company and the Subsidiaries, (c) comply with all laws now or hereafter in force which shall be applicable to all or any part of the Company and Subsidiary assets and the operation and management thereof (including the making of capital expenditures required for such compliance), (d) following a casualty, condemnation or deed in lieu thereof in respect of any Property or portion thereof, restore such Property to its condition (or as near thereto as is practicable) immediately prior to such casualty, condemnation or deed in lieu thereof, (e) pay when due the fees or other amounts owing pursuant to Article VII or (f) in the case of an emergency involving an immediate threat to persons, property or the continued operations of any Property, take actions to mitigate or eliminate such threat.

     "Nonrecourse Deductions" shall have the meaning set forth in Section 1.704-2(b)(1) and (c) of the Regulations.

     "Nonrecourse Liabilities" shall have the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

     "Offeree Members" shall have the meaning set forth in Section 9.1.

     "Offering Members" shall have the meaning set forth in Section 9.1.

     "OTR" shall mean OTR, an Ohio general partnership.

     "OTRLP" shall mean OTR Limited Partnership, a Delaware limited partnership.

     "OTR Properties" shall mean the Kenwood Property, the Silver City Property and the Tyler Property.

     "Permitted Transferee" shall mean, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. As used herein, the term "control" shall mean having both (a) at least fifty-one percent (51%) of the economic interest in a Person and (B) at least fifty-one percent (51%) of the voting rights with respect to such Person with the full right to exercise such vote.

     "Person" shall mean an individual or Entity.

     "Plan Asset Regulations" shall have the meaning set forth in Section
6.4(b).

     "Prime" shall mean the prime rate as announced from time to time by Wells Fargo Bank, N.A.

     "Properties" shall mean the Initial Properties and the Company's direct or indirect interest in any of the foregoing and any additional shopping center or other real estate properties or direct or indirect interests therein acquired (directly or indirectly) by the Company from time to time, and the term "Property" shall have a meaning correlative thereto.

     "Property Indebtedness" shall mean Indebtedness the repayment of which is secured by, among other things, a mortgage lien on one or more Properties, including Retained Debt.

     "Proportionate Share" shall mean, with respect to any Member (unless otherwise provided herein) at any time, a fraction, the numerator of which is the total number of Units owned by such Member at such time and the denominator of which is the total number of Units owned by all of the Members at such time.

     "Proposed Annual Business Plan" shall have the meaning set forth in Section 6.3(a).

     "Purchase Agreement Assignment" shall mean that certain Assignment and Assumption Agreement dated August 26, 2002, between the Company and GGPLP.

     "Purchase Agreements" shall mean the Kenwood Purchase Agreement, the Silver City Purchase Agreement and the Tyler Purchase Agreement, collectively.

     "Qualifying Firm" shall mean, at any particular time, a firm that is a nationally recognized certified public accounting firm at such time and that is not the auditors of GG Properties or GGPLP at such time.

     "Receipts" shall mean, with respect to any fiscal period, the sum of all cash receipts of the Company and the Subsidiaries from all sources for such period (including cash Capital Contributions) and any amounts held as reserves as of the last day of such period which are in excess of necessary reserves of the Company and the Subsidiaries for any capital, operating or other expenditures that have been authorized by the Board or that otherwise would be permitted hereunder without Board approval, as reasonably determined by the Managing Member. Notwithstanding the foregoing, "Receipts" shall not include the proceeds or other amounts received in respect of Retained Debt (including any replacement Retained Debt), which shall be paid directly to GGPLP.

     "Regulations" means the proposed, temporary and final regulations promulgated by the Treasury Department pursuant to the Code, as amended from time to time.

     "Regulatory Allocations" shall have the meaning set forth in Section 4.4.

     "Releasees" shall have the meaning set forth in Section 9.2(c).

     "Retained Debt" shall mean the Property Indebtedness or portion thereof as is designated by the Managing Member as "Retained Debt" from time to time in accordance with the terms hereof, in each case only for so long as and to the extent that such Property Indebtedness or portion thereof remains outstanding and retains its characterization as Retained Debt in accordance with the terms hereof.

     "Retained Debt Default Amount" shall have the meaning set forth in Section 10.3(b).

     "Retained Debt Defaulting Member" shall have the meaning set forth in
Section 10.3(b).

     "Retained Debt Default Loan" shall have the meaning set forth in Section 10.3(b).

     "Retained Debt Default Notice" shall have the meaning set forth in Section 10.3(a).

     "Retained Debt Loan Documents" shall mean the notes, mortgages and other loan documents evidencing, securing or otherwise relating to the Retained Debt.

     "Retained Debt Non-Defaulting Member" shall have the meaning set forth in
Section 10.3(b).

     "Rules" shall have the meaning set forth in Section 9.2(e).

     "Sale Notice" shall have the meaning set forth in Section 8.3(a).

     "Section 704(c) Tax Items" shall have the meaning set forth in Section 4.6(c).

     "Securities Laws" shall mean the 33 Act and 34 Act, collectively.

     "Service" shall mean the Internal Revenue Service.

     "Selling Member" shall have the meaning set forth in Section 8.3(a).

     "Seventh Anniversary Date" shall mean the seventh anniversary of the date hereof.

     "Silver City Property" shall mean that certain regional shopping center located in Taunton, Massachusetts and commonly known as Silver City Galleria.

     "Silver City Purchase Agreement" shall mean that certain Agreement of Purchase and Sale dated June 26, 2002, between GGPLP and OTR, as amended by that certain Corrective Amendment to Agreement of Purchase and Sale dated as of June 26, 2002, between GGPLP and OTRLP, that certain Amendment to Agreements of Purchase and Sale dated as of June 26, 2002, among GGPLP, OTR and OTRLP, and that certain Second Amendment to Agreements of Purchase and Sale dated July 31, 2002, among GGPLP, OTR and OTRLP, and as the same may be further amended and/or supplemented from time to time. Pursuant to that certain Purchase Agreement Assignment, GGPLP has assigned all of its right, title and interest in and to the Silver City Purchase Agreement to the Company and the Company has assumed all obligations of GGPLP under the Silver City Purchase Agreement.

     "Subsidiaries" shall mean any direct or indirect corporate, partnership, limited liability company, trust or other subsidiary of the Company, whether or not wholly owned by the Company, and a "Subsidiary" shall mean any one of them.

     "Tax Items" shall have the meaning set forth in Section 4.6(a).

     "Tax Matters Member" shall have the meaning set forth in Section 5.4.

     "Tax Payments" shall have the meaning set forth in Section 4.8.

     "33 Act" shall mean the Securities Act of 1933, as amended.

     "34 Act" shall mean the Securities Exchange Act of 1934, as amended.

     "Transfer" shall mean to transfer, sell, assign, pledge, hypothecate, give, create a security interest in or lien on, place in trust (voting or otherwise), transfer by operation of law (other than by way of a merger or consolidation of the Company) or in any other way encumber or dispose of, directly or indirectly and whether or not voluntarily, any Units, and the terms "Transferred", "Transferee" and "Transferor" shall have correlative meanings.

     "Trigger Date" shall mean the Seventh Anniversary Date; provided, however, that, in the case of the exercise by TRS of its rights under Section 8.3 or
Article IX and in the event that the Trigger Date has not otherwise occurred, the Trigger Date shall be deemed to have occurred on the earlier of (a) the date of determination that Cause has occurred and (b) the date that the Managing Member is no longer a Major Center Owner or a Permitted Transferee thereof.

     "TRS" shall have the meaning set forth in the introductory paragraph hereof.

     "TRS Directors" shall have the meaning set forth in Section 6.2(b).

     "Tyler Property" shall mean that certain regional shopping center located in Riverside, California and commonly known as Galleria at Tyler.

     "Tyler Purchase Agreement" shall mean that certain Agreement of Purchase and Sale dated June 26, 2002, between GGPLP and OTR, as amended by that certain First Amendment to Agreements of Purchase and Sale dated as of July 26, 2002, among GGPLP, OTR and OTRLP, and that certain Second Amendment to Agreements of Purchase and Sale dated July 31, 2002, between GGPLP, OTR and OTRLP, and as the same may be further amended and/or supplemented from time to time. Pursuant to that certain Purchase Agreement Assignment, GGPLP has assigned all of its right, title and interest in and to the Tyler Purchase Agreement to the Company and the Company has assumed all obligations of GGPLP under the Tyler Purchase Agreement.

     "UBTI" shall have the meaning set forth in Section 6.4(c).

     "Units" shall mean units of membership interest in the Company, including (except as otherwise expressly provided herein) the rights to allocations, distributions, management, approval and participation provided herein.

     "Unpermitted Transfer Closing Date" shall have the meaning set forth in
Section 8.4(b).

     "Unpermitted Transfer Purchase Price" shall have the meaning set forth in
Section 8.4(a).

     "Unpermitted Transfer" shall have the meaning set forth in Section 8.4(a).

     "Unpermitted Transferee" shall have the meaning set forth in Section
8.4(a).

     "Value" shall mean, with respect to any Units or other property involved in any Transfer of Units, the Fair Market Value of such Units or other property. The Transferor party or parties and the Transferee party or parties shall consult and negotiate with each other in good faith in an attempt to reach agreement as to the Fair Market Value of the Units or other property. In the event that the Transferor party or parties and the Transferee party or parties do not reach agreement within thirty days, each of the Transferor party or parties, on the one hand, and the Transferee party or parties, on the other hand, shall engage an appraiser to determine the Fair Market Value of the Units or other property within an additional ten days. The Company shall, and shall cause its accountants and counsel to, make readily available to each such appraiser any of its relevant books and records for purposes of such valuation. Each of the Transferor party or parties, on the one hand, and the Transferee party or parties, on the other hand, shall, within an additional ten days, provide written notice of their/its appraiser's determination of the Fair Market Value of the Units or other property (a "Proposed Value"), together with a report of its/their appraiser in respect thereof, to a third appraiser who has been designated by the other two appraisers. The third appraiser shall, within an additional fifteen days, select as the Value of such Units or other property the Proposed Value which he/she believes is closest to the Fair Market Value of such Units or other property (and the third appraiser may select no amount other than one of the Proposed Values as the Value of such Units or other property). Such determination of Value shall be final and binding. Each appraiser referred to in this paragraph must: (a) have no less than ten years of experience in valuing, in the case of a Unit, companies engaged in businesses similar to that of the Company and, in the case of other property, property similar to such other property; and (b) be independent of any parties to the Transfer. Each party or parties shall pay the cost of the appraiser designated by it/them (but, if a third appraiser is designated, the costs of the appraisers shall be paid by the party or parties whose Proposed Value is not selected as the Value of the Units or other property).

     "Wholly-Owned Subsidiaries" shall mean Subsidiaries that, directly and/or indirectly, are wholly-owned by the Company.

     For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

          (a) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision;

          (b) the words "including" and "include" and other words of similar import shall be deemed to be followed by the phrase "without limitation"; and

          (c) any capitalized term used in any Schedule to this Agreement but not defined in such Schedule shall have the meaning assigned to such term in this Agreement or in another Schedule to this Agreement.

                                   ARTICLE II

                             CONTINUATION OF COMPANY

     2.1 CONTINUATION OF COMPANY. The Company was formed as a limited liability Company under the Act on July 25, 2002 by the filing of the Certificate of Formation with the Secretary of State of the State of Delaware on July 25, 2002. The parties hereby ratify the execution and filing thereof by the authorized person (within the meaning of the Act) identified therein. It is the intention of the Members that the provisions of this Agreement govern their relations and their respective liabilities and obligations. Accordingly, to the extent permitted by law, in the event of any conflict between any provisions contained in this Agreement and any provision in the Act, the terms and provisions of this Agreement shall control. With respect to any matter not governed by this Agreement, the provisions of the Act shall control.

     2.2 NAME. The business of the Company shall be conducted under the name "GGP-TRS L.L.C" or such other name or names as are designated by the Managing Member from time to time. All transactions of the Company, to the extent permitted by applicable law, shall be carried on and completed in the name of the Company or such other name or names as shall be designated by the Managing Member in writing from time to time. The Members shall cause to be executed, filed and published on behalf of the Company such assumed or fictitious name certificates as may be required by law to be filed or published.

     2.3 PRINCIPAL PLACE OF BUSINESS. The location of the Company's principal place of business shall be at 110 North Wacker Drive, Chicago, Illinois 60606 or such other place in the United States as is designated by the Managing Member from time to time.

     2.4 PURPOSE AND BUSINESS OF THE COMPANY. The purpose of the Company shall be to, directly or indirectly, acquire, develop, redevelop, hold, own, sell, lease, finance, transfer, encumber, exchange, and otherwise dispose of or deal with the Properties (including the acquisition and development of land or properties adjacent to the Properties) and, subject to the provisions of Section 12.3, such other properties and assets as shall be determined by the Board. The Company shall have all powers necessary or desirable to accomplish the purposes enumerated. The Company shall not, directly or indirectly, acquire any other assets or businesses (other than in connection with the Properties, including the acquisition and development of land or properties adjacent to the Properties) except with approval of the Board. The name and funds of the Company shall be used only for Company purposes.

     2.5 TERM. The Company shall commence business on the date hereof and shall continue its business indefinitely until its termination as hereinafter provided.

     2.6 NATURE OF THE COMPANY. It is intended that the Company be a limited liability company meeting the definition of "partnership" contained in Section 7701 of the Code and the regulations issued thereunder. Except for purposes of the Code and other tax laws, the Members specifically intend and agree that the Company shall not be a partnership (including, a limited partnership) or any other kind of venture or Person, but a limited liability company under and pursuant to the Act. The Company's Certificate of Formation, this Agreement and the relationships created thereby and hereby and arising therefrom shall not be construed to establish a partnership as among the Members or any other Person or to constitute any Member a partner in the Company or a partner of any other Member or Person. All rights, liabilities and obligations of the Members, both as among themselves and as to Persons not parties to this Agreement, shall be as provided in this Agreement and, to the extent not provided herein, in the Act.

     2.7 MEMBERS' NAMES AND ADDRESSES. The name and mailing address of each Member and the number of Units owned by such Member are listed on Schedule I attached hereto.

     2.8 REGISTERED OFFICE AND REGISTERED AGENT. The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of its registered agent at such address is Corporation Service Company. The Managing Member may at any time and from time to time change such office or agent by taking such actions as are required by the Act to change the same, including executing and filing an amendment to the Certificate of Formation.

     2.9 ORGANIZATION CERTIFICATES. The Managing Member shall cause to be executed, filed and/or published (and, if required by law, the other Members shall execute):

          (a) any and all such amendments or supplements to the Company's Certificate of Formation as from time to time may be required by the Act; and

          (b) all such further certificates, notices, statements or other instruments as may be required by law for the formation, qualification or operation of a limited liability company in all jurisdictions where the Company may elect to do business or otherwise necessary to carry out the purposes of this Agreement.

     The Managing Member shall be an authorized person of the Company for purposes of any filings under the Act and shall be authorized to execute and deliver on behalf of the Company any of the other certificates, notices, statements or other instruments referred to in this Section 2.9.

     2.10 RESTRICTIONS ON OTHER AGREEMENTS. No Member shall grant any proxy or enter into or agree to be bound by any voting trust with respect to the Units, nor shall any Member enter into any agreement or arrangements of any kind (including agreements or arrangements with respect to the acquisition, disposition or voting of Units) with any Person with respect to the Units, in either case on terms inconsistent with the provisions of this Agreement.

                                  ARTICLE III

                              COMPANY CAPITAL; ETC.

     3.1 INITIAL CONTRIBUTIONS OF MEMBERS; ETC.

          (a) As their initial Capital Contributions to the Company and concurrently herewith, (i) TRS is causing Clackamas Associates to convey to the Company or a Subsidiary all of its right, title and interest in and to the Clackamas Property in accordance with the terms of the Contribution Agreement and (ii) GGPLP and TRS are contributing (or are deemed to have contributed) cash in the amounts set forth opposite their names on Schedule I.

          (b) Concurrently herewith, (i) the Company shall distribute to TRS cash in the amount of $1,619,025 (but the Company may set off against such distribution the amount of any payments owing to it by TRS pursuant to the Contribution Agreement but the full amount of such distribution and payments shall be deemed to have been made for all purposes hereunder, including the calculation of Receipts and Expenditures, regardless of any such set-off) and (ii) the Company shall distribute to GGPLP cash in the amount of $695,592.

          (c) The Members acknowledge and agree that immediately after taking into account the Capital Contributions and distributions described in Sections 3.1(a) and (b), GGPLP will have a positive Capital Account balance of $130,661,577 and TRS will have a positive Capital Account balance of $130,661,577.

     3.2 NO ADDITIONAL CAPITAL CONTRIBUTIONS. Except as expressly required by
Section 3.1, Article XII or Section 10.6(c), no Member shall have any obligation to make any additional Capital Contribution to the Company or to advance any funds thereto.

     3.3 NO WITHDRAWAL OR DISSOCIATION, ETC. No Member shall have the power or right to withdraw or dissociate from the Company, or withdraw any part of its Capital Contribution(s), except as specifically provided herein. No Member shall be entitled to any distributions from the Company, except as specifically provided herein. No Member shall be entitled to interest on any Capital Contribution to the Company. The occurrence of any event specified in Section 18-304 of the Act as to any Member shall not result in such Member ceasing to be a member of the Company.

     3.4 PRIORITY. Except as otherwise expressly provided herein, there shall be no priority among the Members as to the return of Capital Contributions or withdrawals from or distributions of the Company.

                                   ARTICLE IV

                           ALLOCATION OF COMPANY ITEMS

     4.1 MAINTENANCE OF CAPITAL ACCOUNTS. A separate Capital Account shall be maintained for each Member. Without limiting the foregoing, the Capital Account of each Member shall be (a) credited with the Member's Capital Contribution(s) plus the amount of Net Income allocated (or other items of income or gain specially allocated) to such Member pursuant to this Agreement plus the amount of any Company liabilities assumed by such Member or which are secured by any assets distributed to such Member and (b) debited with the sum of (i) the amount of Net Loss allocated (or other items of loss specially allocated) to such Member pursuant to the provisions of this Agreement, (ii) all money and the Gross Asset Value of any assets distributed by the Company to such Member pursuant to the terms hereof, and (iii) the amount of any liabilities of such Member assumed by the Company or which are secured by any assets contributed by such Member to the Company. Any reference in this Agreement to the

Capital Account of a Member shall be deemed to refer to such Capital Account as the same may be credited or debited from time to time in accordance herewith.

     4.2 NET INCOME AND NET LOSS.

          (a) Allocation of Net Income. After giving effect to the allocations set forth in Sections 4.3 and 4.4, Net Income for any Allocation Year or other applicable period (including the period ending on the date on which there is a withdrawal of any Member or a partial withdrawal of the capital of any Member or the period ending on the date immediately preceding the date on which an additional Capital Contribution is made to the Company by a Member in accordance with the terms hereof) shall be allocated between the Members in accordance with their Proportionate Shares at such time.

          (b) Allocation of Net Loss. After giving effect to the allocations set forth in Sections 4.3, 4.4 and 4.5, Net Loss for any Allocation Year or other applicable period (including the period ending on the date on which there is a withdrawal of any Member or a partial withdrawal of the capital of any Member or the period ending on the date immediately preceding the date on which an additional Capital Contribution is made to the Company by a Member in accordance with the terms hereof) shall be allocated between the Members in accordance with their Proportionate Shares at such time.

Notwithstanding anything to the contrary contained herein (but subject to the provisions of Sections 10.2(b) and 10.6(c)), the interest expense and/or other deductions and items of income relating to the Retained Debt shall remain at all times the expense and/or income of GGPLP and shall not be taken into account in calculating Net Income or Net Loss.

     4.3 SPECIAL ALLOCATIONS. Notwithstanding any provisions of Section 4.2 to the contrary, the following special allocations shall be made in the following order:

          (a) Minimum Gain Chargeback (Nonrecourse Liabilities). Notwithstanding anything to the contrary contained in this Article IV, if there is a net decrease in Company Minimum Gain for any Allocation Year (except as a result of conversion or refinancing of Company Nonrecourse Liabilities, certain capital contributions or revaluation of the Company property, all as further outlined in subsections (d)(2), (f)(2), or (f)(3) of Regulations
     Section 1.704-2), each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Member's share of the net decrease in the Company Minimum Gain. The items to be so allocated shall be determined in accordance with Regulations Section 1.702-2(f)(6) and 1.704-2(j)(2). This
     section is intended to comply with the minimum gain chargeback requirement in said sections of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this section shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.

          (b) Minimum Gain Attributable to Member Nonrecourse Debt. After giving effect to Section 4.3(a), if there is a net decrease in Minimum Gain Attributable To Member Nonrecourse Debt during any Allocation Year (other than due to the conversion, refinancing, or other change in the debt instrument that causes it to become partially or wholly a Nonrecourse Liability, certain capital contributions or revaluations of the

     Company property as further outlined in Regulations Section 1.704-2(i)(4)), each Member shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent years) in an amount equal to that Member's share of the net decrease in such Minimum Gain Attributable To Member Nonrecourse Debt. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4) and
     (j)(2). This section is intended to comply with the minimum gain chargeback requirement in said sections of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this section shall be made in proportion to the respective amount required to be allocated to each Member pursuant thereto.

          (c) Qualified Income Offset. In the event that any Member unexpectedly receives any adjustments, allocations or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible, provided that an allocation pursuant to this Section 4.3(c) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 4 have been tentatively made as if this Section 4.3(c) were not in the Agreement. This Section 4.3(c) is intended to constitute a "qualified income offset" under Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

          (d) Gross Income Allocation. In the event any Member has a deficit Capital Account at the end of any Allocation Year which is in excess of the amount such Member is deemed obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 4.3(d) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such amount after all such allocations provided for in this Section 4 have been made as if Section 4.3(c) and this
     Section 4.3(d) were not in the Agreement.

          (e) Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Year shall be allocated to the Members in accordance with their respective Proportionate Shares; provided, however, that to the extent Depreciation deductions constitute Nonrecourse Deductions, such Depreciation deductions shall be allocated to the Members in the same manner that Depreciation deductions are allocated to the Members pursuant to Section 4.3(h) hereof.

          (f) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any Allocation Year or other period shall be specially allocated to the Member that bears the economic risk of loss for the Member Nonrecourse Debt in respect of which such Member Nonrecourse Deductions are attributable (as determined under Regulation Sections 1.704-2(b)(4) and (i)(1)).

          (g) Section 754 Basis Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required to be taken into account in determining Capital Accounts in accordance with Regulations Section 1.704-1(b)(2)(iv)(m) as a result of a distribution to a Member in complete liquidation of such Member's interest in the Company, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations).

          (h) Special Allocation of Depreciation. Unless and until otherwise elected by GGPLP (where GGPLP may make such election out with respect to any one or more Properties) and subject to the following sentence, all Depreciation and similar deductions relating to Company Properties shall be specially allocated one hundred percent (100%) to GGPLP. TRS may elect to have the preceding sentence of this Section 4.3(h) cease to apply, but only at the following times: (i) immediately prior to a closing of a sale, transfer, or other disposition by TRS of all of its Company Units to an unrelated entity, but only if such sale, transfer, or other disposition will not violate the terms of this Agreement, (ii) at any time that TRS modifies its internal policies to provide that, in making decisions on all new investments, TRS will operate as though it were subject to the UBTI provisions of the Code, or (iii) as of January 1 of any year during which
     (A) there is a change in law (including any new interpretation of existing law) that is binding upon both TRS and the Service, as a result of which, TRS becomes subject to the UBTI provisions of the Code or (B) the Service asserts that TRS is or entities such as TRS are subject to the UBTI provisions of the Code.

          (i) Special Allocation of Gain. Upon the Company's sale, transfer, or other disposition of any Company Property (the "Sold Property"), any gain realized by the Company with respect to the Sold Property shall be allocated among the Members as follows:

               (i) first, to GGPLP in an amount equal to the excess, if any, of
     (A) the aggregate Depreciation or similar deductions allocated to GGPLP with respect to the Sold Property pursuant to Section 4.3(h) hereof for the current and all prior Allocation Years, over (B) the aggregate gain allocated to GGPLP with respect to the Sold Property pursuant to Section 4.3(i) for all prior Allocation Years;

               (ii) second, to GGPLP in an amount equal to the excess, if any, of (A) the aggregate Depreciation or similar deductions allocated to GGPLP pursuant to Section 4.3(h) hereof with respect to Properties that were previously Sold Properties (the "Previously Sold Properties") for the current and all prior Allocation Years, over (B) the aggregate gain allocated to GGPLP pursuant to Section 4.3(i) with respect to such Previously Sold Properties for all prior Allocation Years;

               (iii) third, to GGPLP in an amount equal to the excess, if any, of (A) the difference between (1) the aggregate Depreciation or similar deductions allocated to GGPLP with respect to its remaining Properties (i.e., Properties other than the Sold Property and the Previously Sold Properties) (the "Remaining Properties") pursuant to Section 4.3(h) hereof for the current and all prior Allocation Years and (2) the aggregate

     Depreciation or similar deductions that would have been allocated to GGPLP with respect to the Remaining Properties pursuant to Section 4.3(h) hereof for the current and all prior Allocation Years if GGPLP had been allocated only its Proportionate Share of such Depreciation or similar deductions in each such year, over (B) the aggregate gain allocated to GGPLP with respect to the Remaining Properties pursuant to Section 4.3(i) for all prior Allocation Years; and

               (iv) the balance, if any, to the Members in accordance with their Proportionate Shares;

     provided, however, that in the Allocation Year within which the dissolution and liquidation of the Company occur pursuant to Article XI hereof, any gain realized by the Company with respect to any and all Company assets shall be allocated among the Members as follows: (i) first, to GGPLP in an amount equal to the excess, if any, of (A) the aggregate Depreciation or similar deductions allocated to GGPLP pursuant to Section 4.3(h) hereof for the current and all prior Allocation Years, over (B) the aggregate gain allocated to GGPLP pursuant to this Section 4.3(i) for all prior Allocation Years; and (ii) the balance, if any, to the Members in accordance with their Proportionate Shares.

     4.4 CURATIVE ALLOCATIONS. The allocations set forth in Sections 4.3(a), 4.3(b), 4.3(c), 4.3(d), 4.3(e), 4.3(f), 4.3(g) and Section 4.5 (the "Regulatory
Allocations") are intended to comply with certain requirements of Regulations
Section 1.704-1(b). Notwithstanding any provisions of Sections 4.2 and 4.3 to the contrary (other than the Regulatory Allocations), the Managing Member shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 4.2, 4.3(h), and 4.3(i). This Section 4.4 is intended to minimize to the extent possible and to the extent necessary any economic distortions which may result from application of the Regulatory Allocations and shall be interpreted in a manner consistent therewith.

     4.5 LOSS LIMITATION. Net Losses and deductions allocated pursuant to
Section 4.2 and Section 4.3(h) hereof shall not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Allocation Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Net Losses or deductions pursuant to Section 4.2 or Section 4.3(h) hereof, the limitation set forth in this Section 4.5 shall be applied on a Member by Member basis and Net Losses or deductions not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member's Capital Accounts (as adjusted in accordance with the definition "Adjusted Capital Account Deficit") so as to allocate the maximum permissible Net Losses and deductions to each Member under Section 1.704-1(b)(2)(ii)(d) of the Regulations.

     4.6 TAX ALLOCATIONS.

          (a) Generally. Subject to Sections 4.6(b) and 4.6(c), tax items of income, gain, loss, deduction and credit (collectively, "Tax Items") shall be allocated among the Members on the same basis as the respective book items. Each Member shall provide to the Company information regarding the tax basis, depreciable lives and depreciation methods of or used for the assets directly and indirectly conveyed by it to the Company.

          (b) Sections 1245/1250 Recapture. If any portion of gain from the sale of property is treated as gain which is ordinary income by virtue of the application of Code Sections 1245 or 1250 ("Affected Gain"), then (A) such Affected Gain shall be allocated among the Members in the same proportion that the depreciation and amortization deductions giving rise to the Affected Gain were allocated and (B) other Tax Items of gain of the same character that would have been recognized, but for the application of Code Sections 1245 and/or 1250, shall be allocated away from those Members who are allocated Affected Gain pursuant to Clause (A) so that, to the extent possible, the other Members are allocated the same amount, and type, of capital gain that would have been allocated to them had Code Sections 1245 and/or 1250 not applied.

          (c) Allocations Respecting Section 704(c) and Revaluations. Notwithstanding Section 4.6 (a) and (b), Tax Items with respect to Company property that are subject to Code Section 704(c) and/or Regulation Section 1.704-3 (collectively "Section 704(c) Tax Items") shall, to the extent so required, be allocated in accordance with said Code section and/or Regulation Section 1.704-3, as the case may be. Any elections or other decisions relating to such allocations shall be made by the Tax Matters Member in any manner that reasonably reflects the purpose and intention of this Agreement, provided that, as determined in the sole discretion of the Tax Matters Member separately with respect to each asset of the Company, the Company shall elect to apply either the traditional allocation method (permitted by Treasury Regulation Section 1.704-3(b)) or the traditional allocation method with curative allocations (permitted by Treasury Regulation Section 1.704-3(c)).

     4.7 ALLOCATIONS SUBSEQUENT TO ASSIGNMENT. To the extent permitted by the Code, Net Income or Net Loss and other items attributable to Units acquired by reason of an assignment from a Member shall be allocated or adjusted between the assignor and the assignee based upon either (a) the length of time in any fiscal period of the Company during which the assigned Units were owned by each of them, determined with reference to the effective date of the assignment, or (b) an interim closing of the Company's books (at assignor's sole expense), such manner of allocation or adjustment to be determined by the Tax Matters Member.

     4.8 COMPANY DISTRIBUTIONS. The Company shall, with respect to each calendar month, distribute to the Members the Net Cash Flow for such month. Subject to the other provisions of this Section 4.8, and except as otherwise provided by
Article XI, any such distributions shall be paid to the Members pro rata in accordance with their Proportionate Shares. To the extent that any taxes or withholding taxes are due on behalf of or with respect to any Member and the Company is required by law to withhold or to make such tax payments ("Tax Payments"), the Company shall withhold such amounts and make such Tax Payments as so required. Each Tax Payment made on behalf of or with respect to a Member (but not any Tax

Payment made by or required to be withheld by a Subsidiary with respect to income allocable to or distributions to be made to the Company) shall be deemed a distribution of Net Cash Flow (and shall reduce distributions of Net Cash Flow that are made concurrently or thereafter to such Member), and any such deemed distribution shall be deemed to have been paid to the Member on the earlier of the date when the corresponding Tax Payment is made by the Company or the date that the distributions, if any, giving rise to the obligation to make such Tax Payment were made. The Company is hereby directed to deduct the amount of any Default Loans that are due and payable from any distributions to be made to a Defaulting Member pursuant to this Section 4.8 and pay such amounts to the appropriate Non-Defaulting Members (and such deducted amounts shall be deemed to be distributions made to such Defaulting Member). In the event that the Company pays any principal, interest or other amount in respect of the Retained Debt at the request of GGPLP (which the Company shall be obligated to do to the extent of GGPLP's share of Company distributions that are then due and payable), the Company shall deduct the amount of such principal, interest or other payment from any distributions to be made to GGPLP pursuant to this Section 4.8 (and such deducted amounts shall be deemed to be distributions made to GGPLP). Notwithstanding anything to the contrary contained herein, no distribution of Net Cash Flow shall be made hereunder if such distribution would cause the Company to breach any covenant contained in, or be in default under, any agreement binding upon the Company.

                                   ARTICLE V

                            ACCOUNTING MATTERS; ETC.

     5.1 FISCAL YEAR; DESIGNATION OF AUDITORS. The Company's fiscal year ("Fiscal Year") shall be the calendar year. The Company's auditors (the "Auditors") shall be selected by the Board; provided, however, that until the Board determines otherwise, the Auditors shall be Altschuler, Melvoin & Glasser ("AMG"). The Managing Member may, with respect to any Fiscal Year, solicit bids from AMG and one or more other Qualifying Firms to serve as the Auditors for such fiscal year. If the GGPLP Directors desire to retain one of such other Qualified Auditors as the Auditors for such year (the "GGPLP Selected Auditors") but the TRS Directors do not desire to retain the GGPLP Selected Auditors as the Auditors for such year, then the Company shall retain AMG as the Auditors for such year but TRS shall reimburse the Company to the extent that the fees paid to AMG for serving as the Auditors for such year exceed the amount of the fees that would have been paid to the GGPLP Selected Auditors for serving as the Auditors for such year. The amount of the fees that would have been paid to the GGPLP Selected Auditors shall be determined in accordance with the fee schedule set forth in the bid submitted by the GGPLP Selected Auditors. Such reimbursement shall be made within ten days following request therefor by the Managing Member.

     5.2 BOOKS AND RECORDS. The Company shall maintain or cause to be maintained at the principal place of business of the Company full, true, complete and correct books of account of the Company. The books of account shall contain particulars of all monies, goods or effects belonging to or owing to or by the Company or paid, received, sold or purchased in the course of the Company's business, and all of such other transactions, matters and things relating to the business of the Company as are usually entered in books of account kept by persons engaged in a business of a like kind and character. In addition, the Company shall keep all records required to be kept pursuant to the Act. Each Member shall, at reasonable times, have free access thereto for the purpose of inspecting or copying same. Any records maintained by the Company in the regular course of its business, including its Unit ledger, books of account and minute books, if any, may be kept on, or be in the form of, punch cards, magnetic tape, photographs, microphotographs or any other information storage device, provided that the records so kept can be converted into clearly legible form within a reasonable time. The Company shall so convert any records so kept upon the request of any Person entitled to inspect the same. The Company shall promptly furnish TRS with copies of all executed documents, leases, agreements and material correspondence relating to the Properties.

     5.3 REPORTS AND STATEMENTS. The Company shall, at its expense, prepare and distribute, or cause to be prepared and distributed, to the Members the following reports and other items:

          (a) Not later than 30 days after the end of each fiscal quarter (other than the fourth quarter of each Fiscal Year), commencing with the first quarter of 2003, an unaudited report (prepared in accordance with generally accepted accounting principles consistently applied except for the absence of footnotes) setting forth a balance sheet of the Company as of the end of such fiscal quarter, an income statement of the Company for such fiscal quarter and the year-to-date, a statement of cash flows of the Company for such fiscal quarter and the year-to-date and an explanation of any Material Variances for such quarter.

          (b) Not later than 90 days after the end of each Fiscal Year, a report (prepared in accordance with generally accepted accounting principles consistently applied and including appropriate footnote disclosure) setting forth a balance sheet of the Company as of the end of such Fiscal Year, an income statement of the Company for such Fiscal Year, a statement of cash flows of the Company for such Fiscal Year, a statement of changes in Members' Company capital for such Fiscal Year and an explanation of any Material Variances for such Fiscal Year. The annual financial statements referred to above shall be accompanied by a report of the Auditors stating that an audit of such financial statements (the "Annual Audit") has been made in accordance with generally accepted auditing standards, stating the opinion of the Auditors in respect of the financial statements and the accounting principles and practices reflected therein and as to the consistency of the application of the accounting principles, identifying any matters as to which the Auditors take exception and stating, to the extent practicable, the effect of each such exception on such financial statements.

          (c) Not later than 30 days after the end of each calendar month, commencing with the first full calendar month following the date hereof, an unaudited report (prepared in accordance with generally accepted accounting principles except for the absence of footnotes) setting forth a balance sheet of the Company as of the end of such calendar month and an income statement for such calendar month and a report of leasing activity, tenant sales, tenant accounts receivable and development activity (other than tenant build-out work) for such month.

Such reports shall be substantially in the forms previously delivered by GGPLP to TRS unless the Board determines otherwise.

     5.4 TAX MATTERS MEMBER. GGPLP is hereby designated as the "Tax Matters" Member for the Company, which has the meaning of "tax matters partner" under
Section 6231(a)(7) of the Code.

     5.5 TAX ELECTIONS AND RETURNS. The Tax Matters Member shall, from time to time, make such tax elections on behalf of the Company as it deems necessary or desirable in its discretion to carry out the business of the Company or the purposes of this Agreement, including elections under Section 754 of the Code. The Tax Matters Member shall cause the Company accountants to prepare and file federal, state and local tax returns for the Company on a timely basis, and shall furnish copies thereof to the Members with required partnership schedules showing allocations of book and tax items.

     5.6 INTERIM ACCOUNTING. The Tax Matters Member may cause the books of account of the Company to be closed on an interim basis when the Tax Matters Member deems such closing necessary or appropriate under the circumstances, including a transfer of Units causing a termination of the Company for tax purposes.

                                   ARTICLE VI

                         GOVERNANCE; BOARD OF DIRECTORS

     6.1 MANAGING MEMBER. The Managing Member shall be responsible for the management of the business and affairs of the Company and the Subsidiaries and shall manage the Company and the Subsidiaries (or cause the Subsidiaries to be managed) in accordance with this Agreement, the Subsidiaries' respective organizational documents, the Company's contractual obligations, the Subsidiaries' contractual obligations and applicable law. Except as otherwise expressly herein provided, the Managing Member shall have, and is hereby granted, full, complete and exclusive power, authority and discretion under all circumstances to manage the business of the Company and to take all actions for and on behalf of the Company and in its name as the Managing Member shall, in its sole and absolute discretion, deem necessary, desirable or appropriate to carry out the purposes for which the Company was organized (including actions in respect the Company's ownership interests in the Subsidiaries), and the approval of no other Member or other Person shall be required in connection therewith. The Managing Member shall have the power and authority to sign for and/or bind the Company if the approval of the Board has been obtained or is not required for the taking of such action; and, except as provided in Sections 6.2(e)(xviii), 8.4(a) and 10.2(b), no other Member shall have the power or authority to sign for and/or bind the Company under any circumstance.

     6.2 MATTERS RELATING TO THE BOARD.

          (a) Number of Directors. The total number of directors constituting the Board shall at all times equal four (4).

          (b) Designation of Directors.

               (i) The Board shall at all times consist of two (2) directors designated by GGPLP or any Transferee of GGPLP's Units pursuant to a Transfer made in accordance with this Agreement (the "GGPLP Directors") and two (2) directors designated by TRS or any Transferee of TRS' Units pursuant to a Transfer made in accordance with this Agreement (the "TRS Directors"). To carry out the provisions of this Section 6.2, each Member hereby designates the Persons set forth opposite its name below as directors of the Company, to serve until each such director's successor has been designated:

Designating Member   Directors
------------------   ---------
GGPLP                John Bucksbaum
                     Robert A. Michaels

TRS                  Mark Kirincich
                     Daniel Ault

               (ii) No director may be removed from office except by the Member that designated such director. The Member that designated a director shall have the right, with or without cause, to remove such director from the Board by providing written notice thereof to the other Member; and, in the event of a vacancy in a director position, the Member that designated the director who previously held such vacant position shall have the right to designate a replacement by providing written notice thereof to the other Member.

          (c) Actions by Directors.

               (i) Quorum. At all meetings of the Board, a quorum for the transaction of business shall consist of one director designated by each Member. In case at any meeting of the Board a quorum shall not be present, the members of the Board present may adjourn the meeting from time to time until a quorum shall be present.

               (ii) Regular Action. When action is to be taken by vote of the Board, each member of the Board shall be accorded one vote. Each and every action taken by vote of the Board shall be authorized by the majority affirmative vote of the directors present at a duly constituted meeting at which a quorum is present and acting throughout; provided, however, no action shall be authorized without the affirmative vote of at least one of the TRS Directors and at least one of the GGPLP Directors.

          (d) Meetings of the Board; Etc.

               (i) The Board shall meet at such times as the Board may determine, and, if so determined, no notice need be given. Any failure to so meet shall not give rise to any presumption or inference that the Members shall have any liability for the obligations of the Company.

               (ii) In addition, the Board shall meet upon the request of any Board member conveyed in writing to each other Board member, at a time no fewer than two (2) and no more than twenty-one (21) business days after such notice is given, and at the Company's principal offices or such other place as is determined by the Board.

               (iii) Meetings of the Board shall be presided over by the GGPLP Director who is the most senior ranking officer of GG Properties present at such meeting or, in the absence of any officer of GG Properties, by a chairman chosen at the meeting. The chairman shall choose a Person to act as Secretary.

               (iv) Whenever notice is required to be given to the Board members under any provision of this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a Person at a meeting shall constitute a waiver of notice of such meeting, except when the Person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Attendance at any meeting may be by conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each another. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in any written waiver of notice.

               (v) Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if all members of the Board consent thereto in writing, and any written consent shall be filed with the minutes of proceedings of the Board.

          (e) Actions Requiring Board Approval. In addition to the other actions requiring Board approval as expressly provided herein and unless otherwise approved herein, the Company shall not take, or permit any Subsidiary to take, any of the following actions without the approval of the Board (but no other actions shall require the approval of the Board):

               (i) Sale, exchange or other disposition of all or a portion of any Company or Subsidiary real property or equity interest in any Subsidiary, the lease of all or substantially all of any Property (other than a sale, exchange, lease or other transfer among the Company and/or its Wholly-Owned Subsidiaries or the lease of individual spaces at any Property), or the lending of money by the Company or its Subsidiaries (other than loans between the Company and any Wholly-Owned Subsidiary or among Wholly-Owned Subsidiaries and the extension of credit in the ordinary course of business, including the granting of inducements to tenants in the form of loans that are consistent with applicable Leasing Guidelines);

               (ii) Approval of Annual Business Plans as provided in Section
     6.3;

               (iii) During any Fiscal Year or other period, expenditure by the Company and its Subsidiaries of amounts for such Fiscal Year or other period in respect of any Property (other than expenditures for Nondiscretionary Items or expenditures expressly authorized elsewhere in this Agreement or pursuant to another section or subsection hereof, including the schedules attached hereto, which may be made without restriction) in excess of 110% of the total expenditures set forth in the approved Annual Business Plan for such year or other period in respect of such Property; provided, however, that for the remainder of 2002 and subject to the other paragraphs of this

     Section 6.2(e), the Company shall operate, and shall cause the Subsidiaries to operate, the Properties in a manner which is consistent with the operation by GGPLP of its properties generally, and the Company and its Subsidiaries may make such expenditures as are consistent with the operation of the Properties in such manner without the consent of the Board (but the making of capital expenditures during the remainder of 2002 shall require the approval of the Board unless they are in connection with tenant leasing or constitute Nondiscretionary Items);

               (iv) Incurrence by the Company and/or its Subsidiaries of Indebtedness which, together with Indebtedness previously incurred by the Company and/or the Subsidiaries, exceeds (A) $500,000 as to any Subsidiary and (B) the product of $500,000 and the number of Properties at the time of such incurrence as to the Company and the Subsidiaries taken as a whole; provided, however, that (X) the provisions of this paragraph shall not apply to the incurrence of the Acquisition Financing (or the exercise of extension options in connection therewith), or the incurrence of the Extended Term Financing and (Y) any Indebtedness referred to in the preceding clause (X) or the incurrence of which has been approved by the Board shall not be counted in determining whether the limits contained in this paragraph have been exceeded;

               (v) The restructuring, settlement or prepayment of any Indebtedness that required the approval of the Board pursuant to clause
     (iv) of this Section 6.2(e);

               (vi) Mortgage of or grant of security interests in Company or Subsidiary assets, including the equity interests in any Subsidiary; provided, however, that (A) the provisions of this paragraph shall not apply to the grant of a mortgage and/or security interests in connection with the Acquisition Financing or the Extended Term Financing and (B) the incurrence of a personal property lease obligation permitted under the other provisions hereof shall not be deemed to be the granting of a mortgage or security interest in Company or Subsidiary assets;

               (vii) Execution by the Company or any Subsidiary of a reciprocal easement agreement or individual lease agreement for leased premises in excess of 15,000 square feet and the incurrence of all related costs (or the extension or termination of, or any amendment to or modification of the material economic terms of, any such agreement);

               (viii) The conduct by the Company and its Subsidiaries of any business other than the Business;

               (ix) Approval of leases not in compliance with the leasing guidelines set forth in the applicable Annual Business Plan;

               (x) Decisions to maintain Company and Subsidiary cash reserves in excess of the amount of reserves that the Managing Member otherwise is permitted to maintain hereunder;

               (xi) Issuance of additional Units or other equity interests in the Company or any of its Subsidiaries (other than issuances of equity interests in any

     Subsidiary to the Company or to any Wholly-Owned Subsidiary) or any call for additional Capital Contributions pursuant to Article XII;

               (xii) Merger, consolidation, liquidation, dissolution, recapitalization or other similar corporate organizational change in respect of the Company or any Subsidiary; provided, however, that the provisions of this paragraph shall not apply to a merger or consolidation of a Subsidiary with or into the Company and/or one or more Wholly-Owned Subsidiaries, a liquidation and/or dissolution of a Subsidiary in connection with which the Property of such Subsidiary is transferred to the Company or to any Wholly-Owned Subsidiary or the recapitalization or other similar organizational change in respect of any Subsidiary that does not adversely affect any Member or the power of the Board hereunder;

               (xiii) Execution of any property management agreement or other agreement for the provision of services described in Section 7.1 (other than the management and/or other agreement or agreements which may be executed pursuant to Section 7.1), the amendment, extension or termination of any property management agreement or other agreement for the provision of the services described in Section 7.1 (including the management or other agreement or agreements that may be executed pursuant to Section 7.1) or the assignment of any such management or other agreement other than to any Transferee of the Units held by GGPLP or any Affiliate of such Transferee;

               (xiv) Acquisition by the Company or any Subsidiary of any real property or option to acquire real property;

               (xv) The taking of any action that would constitute a Bankruptcy Event in respect of the Company or any Subsidiary;

               (xvi) Any modification to the organizational documents of any Subsidiary which would adversely affect any Member or the power of the Board hereunder; provided, however, that the provisions of this paragraph shall not apply to the modifications described in Schedule 6.2(e)(iv) hereof;

               (xvii) Undertaking by the Company or any Subsidiary of an obligation to expend an amount in any year for which there is not yet an Annual Business Plan in excess of the amount that could be expended therefor pursuant to Section 6.3 if there were no Annual Business Plan for such year;

               (xviii) Entering into any transaction by the Company or any Subsidiary with the Managing Member or an Affiliate thereof, other than a transaction that (A) does not involve the incurrence of Indebtedness, (B) is entered into upon terms that are no less favorable to the Company or such Subsidiary than the Company or such Subsidiary would obtain in a comparable arm's-length transaction and (C) is cancellable in the event that the Properties are sold or such Managing Member no longer owns Units; provided, however, that (X) the provisions of this paragraph shall not apply to the arrangements described in Article VII and elsewhere in this Agreement, including the Schedules hereto and (Y) with respect to any agreement to which this paragraph applies and notwithstanding anything to the contrary contained herein, TRS shall have the right to act on behalf of the Company or the applicable Subsidiary without approval of the Board in enforcing any rights of the Company or such Subsidiary under such agreement;

               (xix) Incurrence or assumption of any Guarantee by the Company or any Subsidiary (other than the incurrence of any Guarantee by the Company or any Subsidiary in connection with the Acquisition Financing or the Extended Term Financing or the incurrence of any Guarantee by any Subsidiary of the obligations of another Wholly-Owned Subsidiary);

               (xx) Commencement of litigation against any Major Occupant or lender, litigation in which the amount in dispute is more than $100,000 and litigation in which the costs of defense or prosecution thereof are reasonably expected to exceed $25,000 and any material action taken in connection therewith, including the settlement thereof; provided, however, that the provisions of this paragraph shall not apply to litigation involving disputes over common area maintenance charges or the like or litigation which is covered by insurance (regardless of whether there is a deductible); and

               (xxi) Material deviation from the insurance requirements described in Schedule 6.2(xx).

     The Members hereby approve the Acquisition Transactions (which shall not require Board approval), and the Company shall pay (and/or cause the Subsidiaries to pay) the costs of the types described on Schedule 6.2 incurred by the Company, the Subsidiaries and/or GGPLP in connection with the consummation of the Acquisition Transactions (the "Acquisition Costs"). Notwithstanding anything to the contrary contained herein, (X) except as provided in clause (Z) of this paragraph, TRS shall not permit the TRS Directors to unreasonably withhold or delay their approval of any new Property Indebtedness proposed by the Managing Member or the grant of any mortgage or security interest or the making by the Company or any Subsidiary of a Guarantee in connection therewith, (Y) the fact that the incurrence of such new Property Indebtedness, together with the Retained Debt, would result in a loan to value ratio of no more than 65% (60% during such time as the incurrence of new Retained Debt is prohibited pursuant to Section 10.6(c)) on a Company-wide basis does not constitute a reasonable basis upon which to object to such new Property Indebtedness and (Z) the TRS Directors may object to the incurrence of new Property Indebtedness if the incurrence of such new Property Indebtedness, together with the Retained Debt, would result in a loan to value ratio of more than 65% (60% during such time as the incurrence of new Retained Debt is prohibited pursuant to Section 10.6(c)) on a Company-wide basis. The Company shall permit TRS to review the loan documents relating to any loan that is part of the Acquisition Financing or the Extended Term Financing prior to the consummation of such loan, whether the consummation thereof occurs at Closing or thereafter and shall consider, but shall not be obligated to accept, the comments of TRS and/or its counsel thereon.

     6.3 ANNUAL BUSINESS PLANS.

          (a) On or before November 15 of each year, the Managing Member shall cause to be prepared and submitted to the Board for approval a proposed annual business plan (a "Proposed Annual Business Plan") for the following year (including an annual capital budget, operating budget and leasing guidelines for each Property, which leasing guidelines shall be on a space-by-space basis and only shall be required to specify figures for minimum square foot base rentals, maximum aggregate tenant inducement costs, minimum and maximum lease terms and standards for other material economic terms (as approved by the Board, an "Annual Business Plan"). Notwithstanding the foregoing, the Managing Member shall not be obligated to deliver the Proposed Annual Business Plan for 2003 until January 1, 2003. Each Proposed Annual Business Plan also may itemize any transaction or matter requiring approval of the Board pursuant to Section 6.2(e) (other than Section 6.2(e)(ii)).

          (b) If the Board shall consider for adoption a Proposed Annual Business Plan for any year and shall fail to adopt it in its entirety because of disagreement as to one or more items although the Board shall agree on other items, then the Board shall adopt as the Annual Business Plan for such year such Proposed Annual Business Plan exclusive of the items as to which there is disagreement. If there is disagreement over any item in such Proposed Annual Business Plan or there is not yet an Annual Business Plan for such year, then the Company and the Subsidiaries may, until the disagreement over such item is resolved or there is an Annual Business Plan for such year, as the case may be, (i) expend amounts for Nondiscretionary Items and (ii) except as to items which are included in the Annual Business Plan, if any, for such year, (A) expend 110% of the amount budgeted for each item of operating expenditure in the Annual Business Plan for the previous Fiscal Year (or, in the event such previous year is 2002, 110% of the amount expended during all of 2002 therefor by the Company, the Subsidiaries and/or the prior owners of the Properties) and (B) expend such amounts in connection with leasing (including the making of capital expenditures) as is equal to the average of the amounts expended by the Company, the Subsidiaries and the prior owners of the Properties therefor during the five immediately preceding calendar years and otherwise lease the Properties in a manner consistent with the leasing of the Properties during the previous calendar year (and such amounts shall be deemed to be included in the applicable Annual Business Plan).

          (c) Notwithstanding anything to the contrary contained herein (including the provisions of Section 6.2), expenditures for Nondiscretionary Items shall not be limited by amounts set forth in an Annual Business Plan or by any other provisions hereof.

          (d) The Managing Member acknowledges that the fiscal year of TRS is July 1-June 30, and the Managing Member agrees that, in order to assist TRS in preparing its budgets and on or before March 1 of each year, the Managing Member shall deliver to TRS projections for the Company for the TRS fiscal year commencing on the following July 1.

     6.4 CONDUCT OF BUSINESS.

          (a) To the extent consistent with the other provisions of this Agreement, the Company and its Subsidiaries shall endeavor to conduct their affairs in a manner that will not cause the Company or any Subsidiary to be deemed to be, and will not make any investment which could cause it to become, an "investment company" for purposes of the Investment Company Act.

          (b) The Company shall at all times following the date hereof qualify, and each Member shall cause the Company to operate in a manner so that it will at all times hereafter qualify as an "operating company" under Pension and Welfare Benefits Administration Regulation Section 2510.3-101 (the "Plan Asset Regulations") issued by the Department of Labor under Title I of the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time ("ERISA") as long as equity participation by Benefit Plan Investors (as defined in the Plan Asset Regulations) is "significant," as defined therein.

          (c) The Company and each of its Subsidiaries shall endeavor to operate its business and structure its investments in a manner so as to minimize, to the extent reasonably practicable and to the extent not inconsistent with the best interests of the Company or the provisions of this Agreement, the amount of "unrelated business taxable income" within the meaning of
     Section 512 of the Code ("UBTI") to any Member who is subject to tax on UBTI pursuant to Section 511(a)(2) of the Code.

     6.5 RIGHT OF PUBLIC TO RELY ON AUTHORITY OF THE MEMBERS. Nothing herein contained shall impose any obligations on any Person or firm doing business with the Company to inquire as to whether or not the Managing Member has exceeded its authority in executing any contract, lease, mortgage, deed or other instrument on behalf of the Company, and any such third person shall be fully protected in relying upon such authority.

     6.6 WAIVER AND INDEMNIFICATION.

          (a) Notwithstanding anything to the contrary contained in this Agreement (including the Schedules attached hereto), neither of the Members (including the Managing Member) nor any Person acting on its behalf pursuant hereto (including the Board members and GGMI), shall be liable, responsible or accountable in damages or otherwise to the Company, any Subsidiary or to any Member for any acts or omissions performed or omitted to be performed by it (or any Person acting on its behalf, including the Board members and GGMI) in connection with the management of the Company and/or the Subsidiaries or the performance of services for them or any of them and within the scope of the authority conferred upon them by this Agreement, the Board and/or the Act, provided that the Member's or such other Person's conduct or omission to act was taken in good faith and in the belief that such conduct or omission was in the best interests of the Company and/or the Subsidiaries and, provided further, that the Member or such other Person shall not be guilty of intentional misconduct or gross negligence (and the engagement in conduct permitted by Section 12.3 shall be deemed to have met such standards). The Company shall, and hereby does, indemnify and hold harmless the Members (including the Managing Member) and their Affiliates and any individual acting on their behalf (including the Board members and GGMI) from any loss, damage, claims or liability, including reasonable attorneys' fees and expenses, incurred by them (i) by reason of any act performed or omitted to be performed by them or any Person acting on their behalf (including the Board members and GGMI) in connection with the management of, or provision of services for, the Company and/or its Subsidiaries and/or any predecessors or successors thereof or thereto and in accordance with the standard of conduct set forth above or (ii) in enforcing the provisions of this indemnity.

          (b) Any Person entitled to indemnification under this Agreement shall be entitled to receive, upon application therefor (such application to include (i) a written affirmation of such person's good faith belief that he or she met the standard of conduct necessary for entitlement to indemnification by the Company and (ii) his or her written agreement to immediately repay such amount if it should ultimately be determined that he or she has not met such standard), advances to cover the reasonable costs of defending any proceeding against such Person; provided, however, that such advances shall be immediately repaid to the Company, without interest, if such Person is found by a court of competent jurisdiction upon entry of a final nonappealable judgment not to be entitled to such indemnification.

          (c) The indemnity obligations under this Section 6.6 shall be in addition to any liability which the Company otherwise may have to any Person entitled to receive indemnification under this Agreement, shall extend upon the same terms and conditions to the stockholders, officers, directors, partners, employees and controlling Persons of any such Person, and shall be binding upon and inure to the benefit of any successors, assigns, heirs, and personal representatives of the Company, any Member, and any such other Person. The foregoing provisions shall survive any termination of this Agreement or dissolution of the Company.

          (d) The Company and the other Members shall be indemnified and held harmless by each Member from and against any and all claims, demands, liabilities, costs, damages, expenses (including reasonable attorneys' fees and disbursements) and causes of action of any nature whatsoever arising out of or incidental to the fraud, willful misconduct or gross negligence of such Member or any Affiliate of such Member.

                                  ARTICLE VII

             PROPERTY MANAGEMENT AND OTHER SERVICES AND COMPENSATION
                     THEREFOR; COMPANY OPERATING COSTS; ETC.

     7.1 PROPERTY MANAGEMENT AND OTHER SERVICES AND COMPENSATION THEREFOR. So long as any of GGPLP, a Permitted Transferee of GGPLP or a Transferee of the Units issued to GGPLP pursuant hereto (other than TRS) owns Units, GGPLP (or such Transferee) shall provide, or cause its Affiliates to provide, to the Company and the Subsidiaries property management, leasing, development and administrative services as described on Schedule 7.1-1 and the provider of such services shall receive as compensation therefor the fees set forth on Schedule 7.1-2; provided, however, that the foregoing only shall apply to a Transferee of Units who has acquired such Units in accordance with the terms hereof. The Company may enter into one or more agreements with GGPLP (or any such Transferee) and/or its Affiliates relating to the provision of such services to the Company and payment of such compensation to GGPLP (or any such Transferee) and its Affiliates and containing other customary provisions. Such agreements shall be terminable by the Company without penalty in the event that TRS and/or the Company acquires all of the Units issued to GGPLP pursuant hereto. Such agreements are subject to the terms of this Agreement, and any term or provision of this Agreement that is contrary to or inconsistent with any term or provision of any such agreement shall, notwithstanding such agreement, govern and control the matter subject thereto.

     7.2 COMPANY OPERATING COSTS. Subject to the other terms of this Agreement, all costs and expenses incurred in connection with (a) the management and/or operation of the Company and/or any Subsidiary or (b) the ownership, operation, management and/or development of, or other actions taken in respect of, the properties of the Company and/or any Subsidiary shall be paid by the Company and/or the Subsidiaries or, if paid or incurred by the Managing Member or any of its Affiliates, the Company shall (or shall cause the applicable Subsidiary to) reimburse the Managing Member or its Affiliates therefor.

                                  ARTICLE VIII

                           TRANSFERS OF COMPANY UNITS

     8.1 TRANSFERS. Except as expressly provided herein, no Member may Transfer its Units without the consent of the Board. The Company shall not reflect on its books any Transfer of Units to any Person except in accordance with this Agreement, and any Transfer of Units not permitted by the provisions of this Agreement shall be null and void ab initio. There shall be no Transfer of ownership interests in any Person which directly or indirectly through another Person owns Units, if after giving effect to such Transfer, such Person shall no longer be a Permitted Transferee of GGPLP or TRS (or the ultimate owner of any Transferee thereof); provided, however, that the Transfer of ownership interests or issuance of new ownership interests in GG Properties, GGPLP, GGPLP L.L.C., TRS or any such ultimate owner shall not be prohibited or otherwise restricted hereunder.

     8.2 TRANSFERS TO PERMITTED TRANSFEREES. Subject to the provisions of
Section 8.5, either Member shall have the right, without the approval of the Board or the other Member and without being subject to the provisions of Section 8.3, to Transfer all, but not less than all, of its Units to a Permitted Transferee of such Member.

     8.3 RIGHT OF FIRST REFUSAL.

          (a) If a Member (the "Selling Member") desires to sell or otherwise transfer all, but not less than all, of the Units of the Selling Member to a third party (other than an Affiliate of the Selling Member or a Person that would not meet the requirements of Section 8.5(c) or (d), as applicable, in which case the proposed Transfer would be prohibited as provided therein) for cash, the Selling Member shall give the other Member (the "Recipient Member") written notice (the "Sale Notice") of all the terms, provisions and conditions with respect to such proposed sale or other transfer, including a copy of the offer or letter of intent, if any (but no Sale Notice may be delivered before the Trigger Date). Any such proposed sale or other transfer must be pursuant to a bona fide written offer from a third party (other than an Affiliate of the Selling Member or a Person that would not meet the requirements of Section 8.5(c) or (d), as applicable).

          (b) The Recipient Member shall have a period of 30 days from the date of its receipt of the Sale Notice to accept such offer, on the same terms, provisions and conditions stated in such written offer (except as otherwise set forth herein), which acceptance must be in writing and must be given by the Recipient Member prior to the expiration of such 30 day period. Any purported acceptance made orally shall be ineffective, and any purported acceptance which varies the terms of such offer shall be deemed to be a rejection thereof for all purposes. If the Recipient Member accepts such offer in accordance with the foregoing provisions, the Recipient Member shall be bound to purchase the Units of the Selling Member in accordance with such offer (except as otherwise provided herein) and the Selling Member shall be bound to sell its Units to the Recipient Member on such terms.

          (c) The closing of the purchase by the Recipient Member shall be held at the principal offices of the Company no earlier than the sixtieth day and no later than the 120th day following the giving of the acceptance pursuant to Section 8.3(b). The purchasing Member may set-off against the purchase price owing to the Transferor Member any liquidated amounts owing by the Transferor Member to the Company, any Subsidiary or the purchasing Member or its Affiliates, including any amounts that have been determined to be owing in an arbitration proceeding held in accordance with the provisions of Section 13.11, or, as the case may be, the purchase price payable to a Transferor Member shall be increased by any liquidated amounts owing to the Transferor Member from the Company, any Subsidiary or the purchasing Member or its Affiliates, including any amounts that have been determined to be owing in an arbitration proceeding held in accordance with the provisions of Section 13.11.

          (d) In the event that the Recipient Member delivers written notice of rejection to the Selling Member or in the event that the Recipient Member fails to accept the offer as to all of the Selling Member's Units in the manner and time required by this Section 8.3, the offer made by the Selling Member shall be deemed to have been rejected by the Recipient Member and the Selling Member shall, subject to the provisions of Section 8.3(e) and
     Section 8.5, be free to sell, transfer, assign or convey its Units to the third party named in the Sale Notice on the terms, provisions or conditions set forth in the Sale Notice or to such third party on terms and conditions not less favorable to the Selling Member.

          (e) In the event that the sale of the Units to the third party is not consummated as provided above on or before 60 days after the closing date specified in the Sale Notice, no sale, transfer, assignment or conveyance of Units may be made unless the provisions of this Section 8.3 are again complied with.

     8.4 UNPERMITTED TRANSFERS.

          (a) In the case of any Transfer of Units in connection with a foreclosure, Bankruptcy Event, forfeiture, court order or by any reason other than by a voluntary act on the part of a Member or any Transfer of Units by a Member in violation of the terms of this Agreement (other than a Transfer in connection with the foreclosure or other realization on the Units of GGPLP pursuant to the security interest granted under Section 10.5) (each, an "Unpermitted Transfer"), the Company (or its assignee as provided below) shall have the right to purchase such Units pursuant to and on and subject to the terms and conditions of this Section 8.4. Notwithstanding anything to the contrary contained herein, any action by the Company under this Section 8.4 only shall require the action of the non-Transferring Member. Upon the Unpermitted Transfer of any Units of any Member, such Member and the Person to whom such Units shall have been Transferred (the "Unpermitted Transferee") shall promptly (but in no event later than two (2) business days after such Unpermitted Transfer is effected) furnish written notice to the Company indicating that the Unpermitted Transfer has occurred, specifying the name, address and identity of the Unpermitted Transferee, and giving a detailed description of the circumstances giving rise to, and stating the legal basis for, such Unpermitted Transfer. Upon the receipt of such notice or upon discovery of the Unpermitted Transfer by the non-Transferring Member or the Company, the Value of the Units of the Unpermitted Transferee shall be determined and for thirty (30) days after such determination, the Company shall have the right (exercisable by notice given to the Unpermitted Transferee within such thirty (30) day period), which may be assigned to any other Person approved by the Board, to purchase, and upon the due exercise of such right the Unpermitted Transferee shall have the obligation to sell, all (but not less than all) of the Units acquired by the Unpermitted Transferee for a purchase price equal to the product of 70% (100% in the case of a Transfer in connection with a Bankruptcy Event) and the Value of such Units (the "Unpermitted Transfer Purchase Price").

          (b) Any Unpermitted Transferee and the Company (or its assignee) shall mutually determine a closing date with respect to any exercise of the purchase right set forth in Section 8.4(a) (the "Unpermitted Transfer Closing Date") which, subject to the last sentence of Section 8.4(c), shall not be more than sixty (60) days after the expiration of the 30-day period applicable to such purchase. Such closing shall be held at 10:00 a.m., local time, at the office of the Company's counsel, or at such other time or place as the parties mutually agree.

          (c) On the Unpermitted Transfer Closing Date, (i) the Unpermitted Transferee shall deliver certificates, if any, representing the Units being sold, together with duly executed assignments in form sufficient to Transfer such Units to the Company (or its assignee) free and clear of any Liens other than a Lien in favor of any Company and/or Subsidiary lender (and such Unpermitted Transferee hereby represents and warrants that such Units shall, immediately prior to such sale, be so free and clear), (ii) subject to the provisions of Section 9.2(c) (which are made applicable pursuant to the last sentence of this paragraph), the Company (or its assignee) shall pay to the Unpermitted Transferee the Unpermitted Transfer Purchase Price for such Units in immediately available funds or, at the election of the Company, by delivery of a promissory note providing for payment of the Unpermitted Transfer Purchase Price in three equal annual installments, without interest, commencing on the first anniversary of the Unpermitted Transfer Closing Date, and (iii) each of the Company (or its assignee) and the Unpermitted Transferee shall execute and deliver such other documents and take such other actions as the other reasonably may request in order to consummate such purchase and sale. The provisions of Sections 9.2(c) and
     (e) shall apply to a purchase and sale of Units pursuant to this Section
     8.4.

          (d) In the event that, as the result of a purchase and sale pursuant to this Section 8.4, any Member owns less than two-thirds of the Units issued or Transferred to it pursuant hereto, (i) such Member shall no longer have the right to designate directors pursuant to this Agreement or to approve matters pursuant to Section 6.2(e), (ii) the directors designated by such Member shall be deemed to have resigned and (iii) if such Member is the Managing Member, such Member shall no longer have the right to be the Managing Member, to provide (or cause to be provided) the services described in Section 7.1 or to receive (or direct that its Affiliates receive) the compensation therefor, and (iv) and the other Member shall be the Managing Member and have the right to provide (or cause the provision of) such services and to receive (or direct that its Affiliates receive) the compensation therefor.

     8.5 OTHER TRANSFER RESTRICTIONS. Notwithstanding anything to the contrary contained herein:

          (a) No Units may be sold or transferred unless they are first registered under the 33 Act and applicable state securities laws or an exemption from such registration is available. Each Transferring Member shall, not later than the effective date of such Transfer, execute and deliver or cause to be executed and delivered to each Member, at the sole cost and expense of the Transferring Member, (i) a counterpart of the instrument of Transfer; (ii) a certificate stating that such Transfer was made in accordance with this Agreement, the Certificate of Formation and all applicable laws and regulations; and (iii) unless waived in writing by the Members holding 75% or more of the Units not held by the Transferring Member, a written opinion, in form and substance reasonably satisfactory to such Members, from counsel reasonably satisfactory to such Members, to the effect that (x) either the securities proposed to be Transferred have been effectively registered under all applicable securities laws or such Transfer may be effected without the registration of such Units under any applicable securities laws and (y) the Transferee has the legal right, power and capacity to own the Units proposed to be Transferred. All reasonable costs and expenses incurred by the Company in connection with any Transfer shall be paid by the Transferring Member or the Transferee.

          (b) If any Member shall acquire additional Units and if any Transferee of any Member shall acquire any Units, in each case in any manner, whether by a permitted Transfer, operation of law or otherwise, such Units shall be held subject to all of the terms of this Agreement, and by taking and holding such Units such Person shall be conclusively deemed to have agreed to be bound by and to comply with all of the terms and provisions of this Agreement. At the request of the Company or any Member, a Transferee of Units shall execute and deliver to the Company and each other Member an instrument in form reasonably satisfactory to the Company pursuant to which such Transferee agrees to be bound by the terms and provisions of this Agreement.

          (c) TRS may not Transfer all or any portion of its Units, and no direct or indirect equity interest in TRS or any Affiliate of TRS that owns Units may be Transferred, to any Person if the business of such Person or any of its Affiliates or a portion of any such business is the development, ownership or management of shopping malls (other than institutional investors which own shopping centers or interests therein but do not, directly or through Affiliates, act as property managers of shopping centers).

          (d) GGPLP may not Transfer all or any portion of its Units, and no direct or indirect equity interest in any Affiliate of GGPLP that owns Units may be Transferred to any Person that is not a Major Center Owner or a Permitted Transferee of a Major Center Owner, provided, however, that the Transfer of ownership interests or issuance of new ownership interests in GG Properties, GGPLP or GGPLP L.L.C. shall not be prohibited or otherwise restricted hereunder.

          (e) No Transfer of Units pursuant to this Agreement (other than pursuant to Section 8.3 or 8.4 or Article IX) may be made if such Transfer would result in constructive termination of the Company pursuant to Code
     Section 708(b)(1)(B).

          (f) No Transfer of Units pursuant to this Agreement shall release or be deemed to release the Transferor of such Units from its obligations under this Agreement (but a Transferor of Units pursuant to Section 8.3 or Article IX shall be released from its obligations hereunder other than those that relate to the period prior to such Transfer).

                                   ARTICLE IX

                                 BUY-SELL RIGHT

     9.1 BUY-SELL NOTICE. Each Member shall have the right (the "Buy-Sell Right") to deliver a written notice (the "Buy-Sell Notice") to the other Member at any time on or after the Trigger Date. The Member that delivers a Buy-Sell Notice shall be referred to as the "Offering Member" and the other Member shall be referred to as the "Offeree Member." The Buy-Sell Notice shall contain a price per Unit designated by the Offering Member and shall state that the Offering Member is invoking the Buy-Right.

     9.2 RIGHT OF OFFEREE MEMBER TO PURCHASE OFFERING MEMBER'S UNITS.

          (a) The Buy-Sell Notice shall constitute an irrevocable offer by the Offering Member to sell to the Offeree Member all of its Units at the purchase price per Unit specified in the Buy-Sell Notice and upon the other terms contained herein.

          (b) The Offeree Member may exercise such right by providing written notice of such exercise to the Offering Member, delivered no later than 60 days after the Buy-Sell Notice is given (each such notice, a "Buy-Sell Response Notice") and, in the event of such exercise, the Offeree Member shall purchase all of the Units held by the Offering Member and the Offering Member shall sell such Units to the Offeree Member at the price specified and otherwise upon the terms set forth herein. If the Offeree Member shall not deliver a Buy-Sell Response Notice within such 60-day period, the Offering Member shall purchase all of the Units of the Offeree Member for the price set forth in the Buy-Sell Notice and otherwise upon the terms set forth herein. The purchase price for any purchase and sale of Units pursuant to this Article IX shall be paid in cash.

          (c) Unless otherwise provided in the Buy-Sell Notice, the Transferee shall use reasonable best efforts to obtain, on or before the closing of the purchase and sale pursuant to this Article IX, the release of the Transferring Member and its Affiliates (collectively, the "Releasees") from any liability (whether as maker, guarantor or otherwise) with respect to the Indebtedness of the Company and/or its Subsidiaries and, following such closing, the Transferee shall indemnify, defend and hold harmless the Transferring Member and the other Releasees from and against any claims, causes of action, losses, costs, damages and liabilities (including reasonable attorneys' fees) arising from or resulting out of the Company and/or Subsidiary Indebtedness, including Indebtedness as to which the Transferee Person was unable to obtain a release. The purchasing Person may set-off against the purchase price owing to the Transferor Member any liquidated amounts owing by the Transferor Member to the Company, any Subsidiary or the purchasing Person or its Affiliates, including any amounts that have been determined to be owing in an arbitration proceeding held in accordance with the provisions of Section 13.11, or, as the case may be, the purchase price payable to a Transferor Member shall be increased by any liquidated amounts owing to the Transferor Member from the Company, any Subsidiary or the purchasing Member or its Affiliates, including any amounts that have been determined to be owing in an arbitration proceeding held in accordance with the provisions of Section 13.11.

          (d) The closing of the purchase and sale of Units pursuant to this
     Article IX shall take place at the offices of counsel to the Offering Member and shall occur on the date that is 60 days after the date of the Buy-Sell Response Notice or, if no Buy-Sell Response Notice is given, 60 days after the last day for the giving of the Buy-Sell Response Notice (or, if such date is not a business day, on the next succeeding day that is a business day) unless the Offering Member and Offeree Member shall have agreed upon a different date in writing. At such closing, (i) the Transferring Member shall deliver to the Transferee Person the certificate or certificates, if any, representing the Units of the Transferring Member, together with duly executed assignments relating thereto in form sufficient to Transfer to the Transferee Person the Transferring Members' Units, free and clear of any Liens other than a Lien in favor of any Company and/or Subsidiary lender (and the Transferring Member hereby represents, warrants and covenants that such Units shall, immediately prior to such sale, be so free and clear), (ii) subject to the provisions of Section 9.2(c), the Transferee Person shall deliver to the Transferring Member the purchase price for such Units in immediately available funds and (iii) each of the Transferring Member and Transferee Person shall execute such other documents and take such other actions as shall be reasonably requested by the other to consummate such purchase and sale.

          (e) If any purchase pursuant to this Article IX is subject to the premerger notification and reporting requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"), and the rules and regulations thereunder (the "Rules"), then each of the Offering Member and Offeree Member shall use its reasonable best efforts to (i) duly file with the Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division"), no later than the tenth

     (10th) day after the date of the Buy-Sell Response Notice or, if no Buy-Sell Response Notice is given, the last day for the giving of the Buy-Sell Response Notice, fully completed premerger notification and report forms which include a request for early termination of the waiting period pursuant to Section 7A(b)(2) of HSR and Rule 803.11 thereunder, and (ii) respond in a timely manner to all oral or written requests from the FTC or the Antitrust Division for additional information or documentary materials. Notwithstanding anything to the contrary contained herein, the purchasing Member shall not be obligated to contest any action or decision taken by the FTC or the Antitrust Division challenging the consummation of the acquisition of Units by the purchasing Member or any of the purchasing Member's Affiliates or agree to the imposition of any material restriction on the business or the operations of the Company, any Subsidiary, the purchasing Member or any of the purchasing Member's Affiliates. The filing fees incurred in connection with the premerger notification and report forms shall be borne equally by the Offering Member and Offeree Member.

          If the Offering Member and the Offeree Member have complied with the provisions of the immediately preceding paragraph but the applicable waiting period under HSR with respect to the purchase of Units pursuant to this Article IX has not expired or been terminated by the closing date set forth in Section 9.2(d), then, notwithstanding anything to the contrary in
     Section 9.2(d), the closing date shall be extended to the fifth business day after all applicable waiting periods under HSR have expired or been terminated. From and after the original closing date set forth in this
     Section 9.2 (but subject to the second to last sentence of the first paragraph of this Section 9.2(e)), each of the Offering Member and Offeree Member shall continue to use its reasonable best efforts to cause the applicable waiting period under HSR to be terminated.

                                   ARTICLE X

                        MATTERS RELATING TO RETAINED DEBT

     10.1 NATURE OF RETAINED DEBT; DESIGNATION OF RETAINED DEBT; ETC.

          (a) The Managing Member shall, at the time of incurrence or assumption of any new Property Indebtedness and subject to the last sentence of this paragraph, designate such portion of the principal amount of such Property Indebtedness as "Retained Debt" to the extent necessary so that the aggregate outstanding principal amount of all Property Indebtedness (other than Retained Debt) does not exceed 60% of the Fair Market Value of the Properties at such time (but the Managing Member may not designate any portion of such principal amount as "Retained Debt" to the extent that the aggregate principal amount of all Property Indebtedness (other than then existing Retained Debt) would be less than 60% of the Fair Market Value of the Properties at such time). For purposes of this Section 10.1(a) and other provisions hereof (including Section 6.2 and Schedule 6.2(e)(iv)) relating to the calculation of loan-to-value ratios, the Fair Market Value shall be determined by the Managing Member or, if TRS requests, by independent appraisers selected by the Managing Member (but the Fair Market Value of the Initial Properties on the date hereof shall be equal to the gross purchase prices in the case of the OTR Properties and $157,000,000 in the case of the Clackamas Property).

     The Managing Member may not otherwise designate any portion of any Property Indebtedness as Retained Debt. Notwithstanding anything to the contrary contained herein, the parties hereto agree that the initial Retained Debt is described on Schedule 10.1(a) and the Managing Member agrees that at any time that additional or substitute Property Indebtedness shall be incurred, the Retained Debt shall be adjusted so that the proportion of Retained Debt applicable to each Property shall be equal to said Property's proportion of the overall Property Indebtedness.

          (b) GGPLP shall be entitled to receive the proceeds of the Retained Debt (including replacement Retained Debt but excluding the initial Retained Debt relating to the Silver City Property) directly from the applicable lender(s), and such proceeds shall not be treated as having been received by the Company and distributed to GGPLP except as provided in
     Section 10.6(c) (but GGPLP shall cause the repayment of the principal, interest and prepayment premium allocable to any Retained Debt being replaced by any replacement Retained Debt).

          (c) For purposes hereof, the payments, costs and expenses that are allocable or attendant to the Retained Debt or any action taken in connection therewith shall be the payments, costs or expenses that would not have been made or incurred if such Retained Debt had not been incurred or such action had not been taken; provided, however, that (i) in the event that any Retained Debt is required to be prepaid in accordance with the terms hereof and such prepayment necessitates the prepayment of other Property Indebtedness (which prepayment of other Property Indebtedness otherwise would not have occurred), all of the prepayment penalties owing as a result thereof (but only the portion of the principal constituting Retained Debt) shall be deemed to be attendant or allocable to the prepayment of the Retained Debt (and GGPLP shall pay all of such prepayment penalties) and (ii) none of the costs and expenses owing to the lenders and/or others in connection with the initial incurrence or assumption of any Property Indebtedness (including the portion thereof that is designated as Retained Debt), including the financing fee referred to in Schedule 7.1-2 and any origination or upfront fee, shall be deemed to be attendant or allocable to the Retained Debt (and the Company shall pay all of such costs and expenses).

          (d) For all purposes, the Retained Debt shall be treated as the indebtedness of GGPLP (and not indebtedness of the Company).

     10.2 PAYMENT OF RETAINED DEBT.

          (a) GGPLP shall pay the principal, interest and other amounts (including prepayment penalties) allocable to the Retained Debt as and when due and payable.

          (b) GGPLP shall (i) prepay and otherwise discharge the Retained Debt in respect of any Property (including payment of prepayment penalties allocable thereto) in the event that such Property (or any direct or indirect interest therein) is Transferred (other than to another Subsidiary) and (ii) prepay and otherwise discharge all of the Retained Debt (including payment of prepayment penalties allocable thereto) in the event that any unsecured Indebtedness of GGPLP has been accelerated by the lender thereof, the Company dissolves and is liquidated and wound-up or GGPLP Transfers all of its

     Units to the other Member or Members or other Person (other than an Affiliate of GGPLP) pursuant to this Agreement. Notwithstanding anything to the contrary contained herein, in lieu of the payments described in clause
     (ii) of this paragraph, GGPLP may pay to the Company an amount equal to the then outstanding aggregate principal amount of the Retained Debt (which shall be treated as a Capital Contribution of such amount to the Company), in which case the Company shall be deemed to have assumed the Retained Debt (which shall be treated as a distribution of such amount to GGPLP) and the Retained Debt shall cease to be Retained Debt for purposes hereof. If the Company uses the funds referred to in the immediately preceding sentence to prepay any single Property Indebtedness (with TRS having the right, notwithstanding anything to the contrary contained herein, to select the single Property Indebtedness to be prepaid in its sole discretion and to cause the Company to prepay such Property Indebtedness), GGPLP shall pay the prepayment penalty relating thereto. A payment required to be made pursuant to this subsection (b) shall be made concurrent with or prior to the Transfer of Properties or Units to which such payment relates, within 30 days following such acceleration or concurrent with the dissolution, liquidation and winding-up of the Company, as the case may be (except that the payment of the prepayment penalty referred to in the immediately preceding sentence shall be paid within five (5) days following receipt by GGPLP of written demand therefor).

          (c) GGPLP may, at any time and from time to time, prepay all or a portion of its Retained Debt to the extent permitted under the Retained Debt Loan Documents (and, upon any such prepayment, GGPLP shall pay any prepayment penalties and charges attendant thereto).

     10.3 FAILURE TO MAKE PAYMENTS IN RESPECT OF RETAINED DEBT.

          (a) If TRS determines that GGPLP has failed to pay any principal, interest or other amount required pursuant to this Article X, TRS shall send a written notice (the "Retained Debt Default Notice") to GGPLP, notifying GGPLP of its failure to make such payment, the amount of such payment, the date such payment was due, and requesting that such payment be paid immediately.

          (b) If GGPLP fails to make a payment of principal, interest or other amount required under this Article X within 15 days after receiving the Retained Debt Default Notice, GGPLP shall be in default (the Member in default is referred to as a "Retained Debt Defaulting Member" and the amount that such Retained Debt Defaulting Member failed to pay is referred to as the "Retained Debt Default Amount") and the Members that are not Retained Debt Default Members (the "Retained Debt Non-Defaulting Members") may (i) pay (and hereby are granted a power of attorney to pay) the Retained Debt Default Amount (which shall be deemed to be a loan by the Retained Debt Non-Defaulting Members to the Retained Debt Defaulting Members) and/or (ii) pursue their other rights and remedies hereunder and, subject to the terms hereof, at law or in equity. Any such loan (a "Retained Debt Default Loan") shall bear interest at the per annum rate equal to Prime plus 4% and shall be due and payable on demand. The foregoing power of attorney and the power of attorney granted pursuant to
     Section 12.2(b) are special powers of attorney coupled with an interest, are irrevocable and shall survive the dissolution of the Member granting the same and shall survive the delivery of an assignment by such Member of the whole or any portion of its Units.

     10.4 INDEMNIFICATION. In addition to the obligations pursuant to Section 10.2, GGPLP agrees to indemnify, defend and hold harmless the Company and the Subsidiaries, the direct or indirect directors, officers, members (including
TRS), partners, shareholders, employees, representatives and agents of the Company and the Subsidiaries and their successors and assigns (collectively, the "Indemnitees"), from and against any claims, actions, proceedings, judgments, obligations, damages, penalties, costs, expenses, liabilities of any kind or nature or losses, including sums paid in settlement of claims and reasonable attorneys' fees, paralegals' fees and expenses, court costs (including any such fees and expenses incurred in enforcing this Agreement or collecting any sums due hereunder), and fees of consultants and experts (collectively, the "Costs") that arise directly or indirectly from the failure of GGPLP to comply with its obligations under this Article X.

     10.5 SECURITY INTEREST.

          (a) GGPLP hereby grants to the other Member a first priority lien upon, and a security interest in, all of the Units of such Member and all amounts, payments and proceeds distributable or payable to such Member by the Company, now or in the future, as collateral security for the payment and performance of such Member's obligations under this Article X (and the grant of such lien and security interest shall be deemed permitted hereunder, including under the provisions of Article VIII). GGPLP shall execute such financing statements as the other Member shall reasonably request in order to perfect and maintain the perfection of the lien and security interest herein granted and authorizes such Member to file any financing statements as such Member shall reasonably deem necessary to perfect and maintain the perfection of such lien and security interest. Unless GGPLP becomes a Retained Debt Defaulting Member, GGPLP shall remain entitled to receive distributions and other amounts in accordance with this Agreement, including Section 4.8 and Article XI, and exercise all other rights in respect of its Units.

          (b) If (and only if) GGPLP becomes a Retained Debt Defaulting Member and except as otherwise provided herein, all amounts, payments and proceeds which may become distributable or payable by the Company to GGPLP shall be paid to the Retained Debt Non-Defaulting Members and shall become additional collateral hereunder.

          (c) This Agreement shall constitute a security agreement under the Uniform Commercial Code. If (and only if) GGPLP becomes a Retained Debt Defaulting Member, the Retained Debt Non-Defaulting Member may exercise any of the rights and remedies of a secured party under the Uniform Commercial Code with respect to the Units of GGPLP, including the right to sell, assign and deliver such Units, or any part thereof, at public or private sale.

     10.6 OTHER MATTERS RELATING TO RETAINED DEBT.

          (a) The Company shall cause the Subsidiaries to timely comply with all of the obligations of the Subsidiaries under the Retained Debt Loan Documents (other than the obligation to pay the principal, interest and other amounts that GGPLP is required to pay pursuant hereto).

          (b) Notwithstanding anything to the contrary contained herein, the Company shall not, and shall cause the Subsidiaries not to, amend or modify the Retained Debt Loan Documents or take other actions in respect of the Retained Debt, including prepayment of the Retained Debt, without the prior written consent of GGPLP.

          (c) Notwithstanding anything to the contrary contained herein, if (i) a Determination has been made that Retained Debt constitutes Indebtedness of the Company rather than Indebtedness of GGPLP and (ii) TRS (or any successor or assignee with respect to all of TRS's Units) is subject to the UBTI provisions of the Code (or TRS or any such successor or assignee later becomes subject to the UBTI provisions of the Code), then, not later than the time prescribed by law (not including extensions) for the filing of the Company's federal partnership tax return (the "Return Due Date") for the taxable year within which such Determination is made (or, in the case where TRS or any such successor or assignee later becomes subject to the UBTI provisions of the Code, not later than the Return Due Date for the taxable year within which TRS or such successor or assignee becomes subject to the UBTI provisions of the Code), the following shall occur (provided that such Determination has not been revoked, overruled, or otherwise rendered inapplicable prior to the relevant Return Due Date): (i) the receipt of the proceeds of the Retained Debt by GGPLP shall be treated as a distribution to GGPLP, (ii) the Company shall assume all obligations of GGPLP with respect to such Retained Debt (which thereafter shall cease to be Retained Debt for purposes hereof), (iii) GGPLP shall pay to TRS cash in an amount equal to the product obtained by multiplying the outstanding principal balance of such Retained Debt by TRS' Proportionate Share (as a result of which transfer, for all purposes, GGPLP shall be deemed to have contributed cash to the Company in the amount of the Retained Debt and the Company shall be deemed to have distributed such cash to GGPLP and TRS in accordance with their Proportionate Shares), (iv) commencing with January 1 of the taxable year during which such Determination is made (or, in the case where TRS or any such successor or assignee later becomes subject to the UBTI provisions of the Code, commencing with January 1 of the taxable year during which TRS or such successor or assignee becomes subject to the UBTI provisions of the Code), such Retained Debt and all items of income, gain, loss, and deduction with respect thereto shall be allocated between the Members in accordance with their Proportionate Shares, and (v) unless and until the foregoing Determination is revoked, overruled, or otherwise rendered inapplicable or TRS is no longer subject to the UBTI provisions of the Code, no other Property Indebtedness of the Company shall be designated Retained Debt.

                                   ARTICLE XI

                           DISSOLUTION AND TERMINATION

     11.1 DISSOLUTION. Unless otherwise expressly provided herein to the contrary, the Company shall continue in effect until dissolved and wound up upon the occurrence of any one or more of the following events:

          (a) the decision of the Board to dissolve the Company;

          (b) the sale of all or substantially all of the Company Assets and the receipt of all consideration therefor except that if non-monetary consideration is received upon such disposition, the Company shall not be dissolved pursuant to this clause until such consideration is converted into money or money equivalent; and

          (c) dissolution required by operation of law.

     Dissolution of the Company caused by a Member in contravention of this Agreement shall be a violation of this Agreement and the other Member shall have all rights and remedies provided under applicable law and, in addition thereto, the right to any and all damages at law or in equity resulting from such violation of this Agreement. To the extent permissible by law, whether or not the business of the Company is continued by the non-defaulting Member, such non-defaulting Member shall be permitted to withhold the defaulting Member's share of Company property the defaulting Member would otherwise be entitled to under this Article XI upon the winding-up and termination of the Company as collateral security for the obligations such defaulting Member may have to the non-defaulting Member in connection with the operation and dissolution of the Company.

     11.2 ACCOUNTING. Upon the dissolution, winding-up and termination of the Company, a proper accounting shall be made of the assets and liabilities of the Company, including all Net Cash Flow and the Capital Account of each Member as of the date of dissolution and of the items of Net Income and Net Loss of the Company from the date of the last previous accounting to the date of dissolution. The financial statements and reports specified in Section 5.3 shall be prepared by the Managing Member and distributed to each Member as though the date of termination were the last day of the then current Fiscal Year. The Managing Member shall also prepare a report (and deliver the same to each of the Members) setting forth in reasonable detail the manner and disposition of assets.

     11.3 WINDING-UP.

          (a) Winding-Up. Upon the dissolution of the Company, the affairs of the Company thereafter shall be wound up and terminated as promptly as practicable in an orderly and businesslike and commercially reasonable manner, and the Members shall continue to share Net Income, Net Loss, Net Cash Flow and other items of the Company during the winding-up period in accordance with the provisions of Article IV. The winding-up of the affairs of the Company shall be conducted in accordance with the provisions of
     Article VI.

          (b) Termination. Upon the completion of the winding up of the Company and the distribution of all Company assets, the Company shall terminate and the Managing Member shall have the authority to execute and record any and all other documents required to effectuate the termination of the Company and the Members shall cooperate in the execution and delivery of any such reasonable documents required to effectuate the termination of the Company.

     11.4 LIQUIDATING DISTRIBUTION. In the event of the dissolution of the Company for any reason, the Company assets shall be liquidated for distribution in the following rank and order:

          (a) first, to the payment and discharge of all the Company's debts and liabilities in the order of priority as provided by law;

          (b) second, to the establishment of any necessary reserves to provide for contingent liabilities or obligations of the Company as determined by the Managing Member in its commercially reasonable judgment; and

          (c) the balance, if any, to the Members pro rata in accordance with their respective positive Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods, including the period during which such distributions occur.

     11.5 DISTRIBUTIONS IN ACCORDANCE WITH CAPITAL ACCOUNTS.

          (a) In the event the Company is "liquidated" within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g) (the "Liquidation Event"), distributions shall be made to the Members in accordance with their respective positive Capital Accounts in compliance with Regulation Section 1.704-1(b)(2)(ii)(b)(2), such distributions to be made on or before a date (the "Final Liquidation Date") no later than the later to occur of (i) the last day of the taxable year of the Company in which the Liquidation Event occurs and (ii) ninety days after the date of such Liquidation Event.

          (b) If the Board determines that the distributions will not be timely made as provided in foregoing paragraph (a), all of the assets and liabilities of the Company shall be distributed in trust with such person as may be selected by the Board, as trustee; the purpose of the trust is to allow the Company to comply with the timing requirements contained in foregoing paragraph (a). The trustee of said trust shall distribute the former Company assets (however constituted, enhanced or otherwise) as promptly as he deems proper and in the same manner as directed in this
     Section 11.5 (without regard to this sentence or the preceding sentence) and otherwise as required hereunder. The trust shall be terminated as soon as possible after the trust property is distributed to the beneficiaries thereof.

     11.6 NEGATIVE CAPITAL ACCOUNTS. No Member shall have an obligation to the Company or any other Member to restore to zero any negative balance in its Capital Account.

     11.7 DISTRIBUTIONS IN KIND. Company Assets may not be distributed in kind without the approval of the Board.

     11.8 NO REDEMPTION. Except as expressly provided herein, the Company may not acquire, by redemption or otherwise, any Units of any Member.

     11.9 RETURN OF CAPITAL. No Member shall have any right to receive the return of its Capital Contribution or to seek or obtain partition of assets of the Company, other than as expressly provided in this Agreement.

                                  ARTICLE XII

               ADDITIONAL CAPITAL CONTRIBUTIONS; OTHER ACTIVITIES

     12.1 ADDITIONAL CAPITAL CONTRIBUTIONS.

          (a) In the event that the Board determines that the Company requires additional funds for any reason, the Board shall deliver to the Members a funding notice (each, a "Funding Notice") specifying the amount of the funds required at such time (each, a "Required Funds Amount") and the Members' Proportionate Shares thereof. Each Member shall, within fifteen
     (15) days after a Funding Notice is given, pay its Proportionate Share of the applicable Required Funds Amount to the Company as an additional Capital Contribution. Such additional Capital Contributions shall be made in immediately available funds.

          (b) Each Member waives its right to any setoff or reduction with respect to its obligation to make additional Capital Contributions based on any claim that such Member has against the Company or the other Members.

          (c) No additional Units shall be issued to any Member on account of any additional Capital Contribution made by such Member pursuant to this
     Article XII, but the Capital Account of such Member shall be increased on account of such Capital Contribution.

     12.2 FAILURE TO MAKE ADDITIONAL CAPITAL CONTRIBUTIONS.

          (a) If a Member determines that another Member has failed to make an additional Capital Contribution required pursuant to this Article XII, such Member shall send a written notice (the "Contribution Default Notice") to such other Member, notifying such other Member of its failure to make such additional Capital Contribution, the amount of such additional Capital Contribution, the date such additional Capital Contribution was due, and requesting that such additional Capital Contribution be paid immediately.

          (b) If a Member fails to pay an additional Capital Contribution required under this Article XII within 15 days after receiving the Contribution Default Notice then such Member shall be in default (the Member in default is referred to as a "Contribution Defaulting Member" and the amount that such Contribution Defaulting Member failed to contribute is referred to as the "Contribution Default Amount") and the Members that are not Contribution Defaulting Members (the "Contribution Non-Defaulting Members") may (i) pay (and hereby are granted a power of attorney to pay) the Contribution Default Amount (which shall be deemed to be a loan by the Contribution Non-Defaulting Members to the Contribution Defaulting Members) and/or (ii) pursue their other rights and remedies hereunder and, subject to the terms hereof, at law or in equity. Any such loan (a "Contribution Default Loan") shall bear interest at the per annum rate equal to Prime plus 4% and shall be due and payable on demand.

     12.3 OTHER ACTIVITIES. Each Member and its Affiliates (including the Board members designated by it) may engage or invest in or own any other property, activity or venture (whether


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

or not competitive with the business or properties of the Company or its Subsidiaries) or possess any direct or indirect interest therein independently or with others. None of the Members, or any other Person employed by, related to or in any way affiliated with any Member or the Company (including the Board members) shall have any duty or obligation to disclose or offer to the Company or any of the Members, or obtain for the benefit of the Company or any of the Members, any such other property, activity or venture or interest therein. None of the Company, the Members, the creditors of the Company or any other Person employed by, related to or in any way affiliated with any Member or the Company shall have (a) any claim, right or cause of action against any of the Members or any other Person employed by, related to or in any way affiliated with, any of the Members (including the Board members) by reason of any direct or indirect investment or other participation, whether active or passive, in any such other property, activity or venture or interest therein or (b) any right to any such other property, activity or venture or interest therein or the income or profits derived therefrom. The Managing Member only shall be required to devote such time to the management of the business of the Company as it deems necessary to promote the interests of the Company.

                                  ARTICLE XIII

                                  MISCELLANEOUS

     13.1 SUCCESSORS AND ASSIGNS. Subject to the provisions of Article VIII, all the terms and provisions of this Agreement shall be binding upon, shall inure solely to the benefit of and shall be enforceable by, the parties hereto and their respective successors and assigns, and no such term or provision is for the benefit of, or intended to create any obligations to or rights in, any other Person. If any Member shall acquire additional Units and if any Transferee of any Member shall acquire any Units, in each case in any manner, whether by a permitted Transfer, operation of law or otherwise, such Units shall be held subject to all of the terms of this Agreement, and by taking and holding such Units such Person shall be conclusively deemed to have agreed to be bound by and to comply with all of the terms and provisions of this Agreement.

     13.2 AMENDMENT; WAIVER.

               (a) Neither this Agreement nor any provision hereof may be changed or amended orally, but only by an instrument in writing signed by all Members.

               (b) No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon breach thereof shall constitute a waiver of any such breach or of any other covenant, duty, agreement or condition, any waiver being effective only if contained in a writing executed by the waiving party.

     13.3 NOTICES. Except as otherwise provided in this Agreement, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand, when delivered personally or by courier (including nationally recognized overnight courier), five days after being deposited in the United States mail, or when received by facsimile transmission, at the address or facsimile


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

transmission number set forth opposite such Member's name on Schedule I hereto (or, in the case of Persons who become parties hereto subsequently, at their last addresses or facsimile transmission numbers shown on the record books of the Company). Each party hereto, by notice given to each other party hereto in accordance with this Section 13.3, may change the address or facsimile transmission number to which such notices or other communications are to be sent to such party.

     13.4 FURTHER ASSURANCES. Each party to this Agreement agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents and do all such other acts and things, as may be required by law or as, in the reasonable judgment of Managing Member or any Member, may be necessary or advisable to carry out the intent and purpose of this Agreement.

     13.5 CONFIDENTIALITY. The Members agree not to disclose or use (except by the Company, any Subsidiary or either of them as may be required in connection with the operation of the business of the Company or any Subsidiary) of any of the terms of this Agreement or of any information relating to the assets or business of the Company or any Subsidiary, which the Members hereby acknowledge constitute non-public information, provided that a Member may make such disclosure (but only as and to the extent required) (a) to any person who is a partner, officer, director or employee of such Member or advisers or counsel to or accountants of such Member solely for their use and on a need-to-know basis,
(b) with the prior consent of the Board, (c) pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official, (d) as required by applicable federal or state laws (including securities and freedom of information laws), (e) to any lender or prospective lender to, or investor in, such Member or (f) to any prospective purchaser or purchasers of Units pursuant to and in accordance with the provisions of the third paragraph of this
Section 13.5 (but such Member shall be liable for any further disclosure or use of such information by any Person referred to in this paragraph which if made or done by such Member would violate the terms hereof).

     In the event that a Member shall receive a request to disclose any of the terms of this Agreement or such other information under subpoena or order, such Member shall (i) promptly notify the Board thereof, (ii) consult with the Board on the advisability of taking steps to resist or narrow such request and (iii) if disclosure is required or deemed advisable, cooperate with the Board in any attempt it may make to obtain an order or other assurance that confidential treatment will be accorded the terms of this Agreement or such other information that is disclosed.

     Prior to and in anticipation of exercising its rights under Section 8.3 or
Article IX and notwithstanding anything to the contrary contained herein, either Member may provide information concerning the Company and the Properties to one or more Persons that such Member reasonably believes would have the ability to purchase, in the case of an exercise of rights under Section 8.3, the Units of such Member and, in the case of an exercise of rights under Article IX, all of the issued and outstanding Units; provided, however, that such Member shall not
(a) provide any such information to any Person unless such Person has signed a confidentiality agreement containing the restrictions set forth in the first two paragraphs of this Section 13.5 (but the execution of such confidentiality agreement shall not relieve the disclosing party from liability for the further disclosure or use of such information as provided in the parenthetical set forth at the end of the first paragraph of this Section 13.5) or (b) provide the rent roll and other specific occupant information relating to a Property to any Person that owns a retail property that directly competes with any Property (it being acknowledged and understood that there currently are no such properties).

     13.6 APPLICABLE LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO ITS CONFLICTS OF LAW PRINCIPLES).

     13.7 HEADINGS. The descriptive headings of the several sections in this Agreement are for convenience only and do not constitute part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

     13.8 ENTIRE AGREEMENT. This Agreement (including the Schedules and Exhibits hereto) and the other documents referred to herein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, among the parties hereto with respect to such subject matter, including the Existing Operating Agreement.

     13.9 SEVERABILITY. Any provision of this Agreement that is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or lack of authorization without invalidating the remaining provisions hereof or affecting the validity, unenforceability or legality of such provision in any other jurisdiction.

     13.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same document.

     13.11 ARBITRATION. Any claim arising out of an alleged breach of this Agreement and any other dispute among the parties hereto shall be resolved by arbitration. Such arbitration shall be conducted in accordance with the following:

          (a) Each party shall have ten (10) business days after written notice by another party of the commencement of arbitration proceedings hereunder to appoint an arbitrator who was not employed by such Member within the previous 5 years. Each party shall immediately notify the other party of such appointment. The two arbitrators so appointed shall then select a third arbitrator within ten (10) business days after the appointment of the second arbitrator to then constitute the Board of Arbitration. If any party shall fail to appoint an arbitrator within such ten (10) business day period or, if the two arbitrators selected by the parties shall fail to make a selection of a third arbitrator within ten (10) business days of their selection, then the American Arbitration Association shall appoint the arbitrator that was not selected by the failing party or shall appoint the third arbitrator, as the case may be, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The Board of Arbitration shall then proceed under such rules.

          (b) Following the designation of such Board of Arbitration, the parties, together with the members of the Board of Arbitrators, shall promptly undertake appropriate informal efforts to mediate and negotiate a solution to the matter covered by the original notice.

          (c) If a negotiated solution cannot be achieved within fourteen (14) days after the date on which the Board of Arbitration is constituted, then the Board of Arbitration shall notify the parties. The proceeding, upon such notification, will then become a compulsory arbitration to be conducted under the Commercial Arbitration Rules of the American Arbitration Association by the Board of Arbitration and the Supplementary Procedures for Large, Complex Disputes. These rules shall be subject to the following modifications:

               (i) discovery shall be permitted under the same standards provided for in the Federal Rules of Civil Procedure;

               (ii) the members of the Board of Arbitration shall interpret and apply the provisions of this Agreement;

               (iii) the arbitration costs may be charged to the losing party or allocated between the parties as may be determined by the Board of Arbitration; and

               (iv) the proceedings will be held in Chicago, Illinois, unless the parties shall otherwise agree in writing.

          (d) In connection with the enforcement of the mediation and arbitration provisions of this Section 13.11, any agreement, decision or award shall be final and conclusive as to any such claim. The arbitrators may award any remedies that may be awarded by a court except as otherwise expressly provided herein, including as provided in the second to last sentence of the first paragraph of the definition of "Cause" and the second sentence of the definition of "Managing Member".

     13.12 CONSENT TO JURISDICTION. In connection with any suit, claim, action or proceeding brought to compel arbitration or enforce an arbitration award: the Members hereby consent to the in personam jurisdiction of the United States federal courts and state courts located in New Castle County, Delaware, each such Person agrees that service in the manner set forth in Section 13.3 hereof shall be valid and sufficient for all purposes; and each such Person agrees to, and irrevocably waives any objection or defense to appearing in any United States federal court or state court located in New Castle County, Delaware. Each Member hereby irrevocably appoints the Company as agent for service of process with respect to any matters relating to the rights and obligations of the parties arising out of this Agreement.

     13.13 WAIVER OF PARTITION. Each Member hereby irrevocably waives during the term of the Company any right that it may have to maintain any action for partition with respect to any Company property.

     13.14 COMPANY NAME. If, at any time, the Company name shall include the name of, or any trade name used by, a Member or any of its Affiliates, neither the Company nor any other Member shall acquire any right, title or interest in or to such name or trade name.

     13.15 OWNERSHIP OF COMPANY PROPERTY. The interest of each Member in the Company shall be personal property for all purposes. All real and other property owned by the Company (or its Subsidiaries) shall be deemed owned by the Company (or its Subsidiaries) as Company (or its Subsidiaries') property. No Member, individually, shall have any direct ownership of such property and title to such property shall be held in the name of the Company (or its Subsidiaries).

     13.16 TIME OF THE ESSENCE. Except as otherwise expressly provided in this Agreement, time shall be of the essence with respect to all time periods set forth in this Agreement.

     13.17 STATUS REPORTS. Recognizing that each Member may find it necessary from time to time to establish to third parties, such as accountants, banks, mortgagees, prospective transferees of their Units, or the like or the then current status of certain matters, each Member shall, within ten (10) business days following the written request of another Member made from time to time, furnish a written statement on the status of the following:

          (a) that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the Agreement is in full force and effect as modified and identifying the documents effecting the modifications); and

          (b) stating whether or not to the actual knowledge of such certifying Member (i) the other Members in the Company are in default in keeping, observing or performing any of the terms contained in this Agreement and, if in default, specifying each such default (limited to those defaults of which the certifying Member has actual knowledge), and (ii) there has occurred an event that with the passage of time or the giving of notice, or both, would ripen into a default hereunder on the part of such other Member (limited to those events of which the certifying Member has actual knowledge).

Such statement may be relied upon by such other Member and any other Person for whom such statement is requested and shall act as a waiver of any claim by the Member furnishing such certificate to the extent such claim is based upon facts which are contrary to those asserted in the certificate, but no such statement shall operate as a waiver as to any default or other matter as to which the Member executing it did not have actual knowledge. Such certificate shall in no event subject the Member furnishing it to any liability whatsoever, notwithstanding the negligence or inadvertent failure of such Member to disclose correct or relevant information.

     13.18 DISPOSITION OF DOCUMENTS. All documents and records of the Company, including all financial records, vouchers, canceled checks, and bank statements shall be delivered to GGPLP upon termination of the Company if GGPLP is then a Member, and otherwise to TRS. Upon request of any Member, copies of all such documents and records shall be provided to such Member at such Member's cost. The Member holding such documents and records shall retain them for a period of at least six (6) years after the termination of the Company and shall make such records available to the other Member for inspection during such period.

     13.19 CALCULATION OF DAYS. The provisions of this Agreement relative to number of days shall be deemed to refer to calendar days, unless otherwise specified. When the date for performance of any obligation of any Member falls on a non-business day, such obligation need not be performed until the next following business day. For purposes of this Agreement, a


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

"business day" shall be deemed to mean any day other than Saturday, Sunday, or a day which is in Chicago, Illinois either a legal holiday or a day upon which banking institutions are authorized by law to remain closed for the entire day.

     13.20 ATTORNEYS. The Members agree that neither shall assert the fact that Neal, Gerber & Eisenberg has represented GGPLP and Piper Rudnick has represented TRS in connection with the negotiation and execution of this Agreement to be a basis to disqualify either firm from representing the Company and that any prospective representation of the Company by either law firm shall not disqualify them from representing the respective Members in any dispute with each other.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

                                        GGP LIMITED PARTNERSHIP,
                                        a Delaware limited partnership

                                        By: General Growth Properties, Inc.,
                                            a Delaware corporation, general
                                            partner


                                        By: /s/ Joel Bayer
                                            ------------------------------------
                                            Joel Bayer, Senior Vice President


                                        TEACHERS' RETIREMENT SYSTEM OF THE STATE
                                        OF ILLINOIS

                                        By: Commonwealth Realty Advisors, Inc.,
                                            as attorney-in-fact under power of
                                            attorney


                                        By: /s/ Mark Kirincich
                                            ------------------------------------
                                            Mark Kirincich, President


                                        GGP-TRS L.L.C., a Delaware limited
                                        liability company

                                        By: GGP LIMITED PARTNERSHIP, a Delaware
                                            limited partnership, its managing
                                            member

                                        By: General Growth Properties, Inc., a
                                            Delaware corporation, general
                                            partner


                                        By: /s/ Joel Bayer
                                            ------------------------------------
                                            Joel Bayer,
                                            Senior Vice President


                                      -55-